Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

THE FIRST AMERICAN CORPORATION

and

FIRST AMERICAN FINANCIAL CORPORATION

Dated as of June 1, 2010

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List of Schedules

Schedule 1.1(a)	Contingent Shared Assets
Schedule 1.1(b)	Contingent Shared Liabilities
Schedule 1.1(c)	Continuing Arrangements
Schedule 1.1(d)	FAC Equity Plans
Schedule 1.1(e)	FAC Group
Schedule 1.1(f)	FAC Retained Assets
Schedule 1.1(g)	FAC Retained Liabilities
Schedule 1.1(h)	FinCo Assets
Schedule 1.1(i)	FinCo Group
Schedule 1.1(j)	FinCo Liabilities
Schedule 1.1(k)	Former Corporate Employees
Schedule 1.1(l)	Former FAC Employees
Schedule 1.1(m)	Former FinCo Employees
Schedule 1.1(n)	Specified Shared Expenses
Schedule 2.2(b)	Shared Contracts
Schedule 2.10(a)	Guaranties Not Removed
Schedule 2.10(a)(i)	FAC Removed Guaranties
Schedule 2.10(a)(ii)	FinCo Removed Guaranties
Schedule 3.3	FAC Employees/Directors Not Resigning
Schedule 6.1(c)	FAC/FinCo Employees
Schedule 6.1(d)	Additional FAC Option Holders
Schedule 6.3	Employees Eligible for ESPP
Schedule 6.4(a)	FinCo Deferred Compensation Plans
Schedule 6.4(b)	FAC Deferred Compensation Plans
Schedule 6.6(b)	Employees Eligible for FAC/First Advantage 401(k) Plans
Schedule 6.9(c)	FinCo Employees on International Assignment
Schedule 6.10(c)	Service Credits Under Plans
Schedule 12.8	Exceptions to Arbitration

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SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of June 1, 2010, by and between The First American Corporation, a California corporation (“FAC”) and First American Financial Corporation, a Delaware corporation (“FinCo”). Each of FAC and FinCo is sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, FAC, acting through its direct and indirect Subsidiaries, currently conducts (i) the FinCo Business (as defined herein) and (ii) the FAC Retained Business (as defined herein);

WHEREAS, the Board of Directors of FAC has determined that it is appropriate, desirable and in the best interests of FAC and its shareholders to separate FAC into two separate, publicly traded companies, one for the FinCo Business, which shall be owned and conducted, directly or indirectly, by FinCo, and one for the FAC Retained Business, which shall be owned and conducted, directly or indirectly, by FAC;

WHEREAS, in order to effect such separation, the Board of Directors of FAC has determined that it is appropriate, desirable and in the best interests of FAC and its shareholders (i) to enter into a series of transactions whereby (A) FAC and/or one or more members of the FAC Group will, collectively, own all of the FAC Retained Assets and assume (or retain) all of the FAC Retained Liabilities and (B) FinCo and/or one or more members of the FinCo Group will, collectively, own all of the FinCo Assets and assume (or retain) all of the FinCo Liabilities and (ii) for FAC to distribute to the holders of FAC Common Shares on a pro rata basis (in each case without consideration being paid by such shareholders) all of the outstanding shares of common stock, par value $0.00001 per share, of FinCo (the “FinCo Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Plan of Separation”);

WHEREAS, each of FAC and FinCo has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), to allocate and transfer to the applicable Party or its Subsidiaries the FAC Retained Assets and the FinCo Assets, and to allocate and assign to the applicable Party or its Subsidiaries responsibility for the FAC Retained Liabilities and the FinCo Liabilities;

WHEREAS, it is the intention of the Parties that the contributions of Assets to, and the assumption of Liabilities by FinCo, together with the corresponding distribution of all of the FinCo Common Stock, qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the Parties that the distribution of the FinCo Common Stock to the shareholders of FAC will qualify as tax-free under Section 355(a) of the Code to such shareholders, and as tax-free to FAC under Section 361(c) of the Code;

WHEREAS, each of FAC and FinCo has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Separation and the

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Distribution and to set forth other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“2010 Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.2(a).

“Acquiring Title Underwriter” shall mean any Title Underwriter that is a party to a transaction with FAC or any member of the FAC Group that results in the occurrence of a Triggering Event.

“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

“Active Trade or Business Assets” shall mean any Assets that FinCo relied upon to satisfy the active trade or business requirement of Section 355(b) of the Code in connection with the Distribution-Related Transactions.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common. For the avoidance of doubt, the Parties shall constitute Affiliates of one another prior to, but not after, the Effective Time.

“Agreement” shall have the meaning set forth in the preamble.

“Agreement Disputes” shall have the meaning set forth in Section 12.1.

“Allocable Portion of Insurance Proceeds” shall have the meaning set forth in Section 13.4(b).

“Allocable Share of the Deductible” shall have the meaning set forth in Section 13.4(c).

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“Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses, guaranties, indemnities or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Tax Sharing Agreement, the Transition Services Agreements, the Litigation Management Agreement, the License Agreement and the Non-Compete Agreement.

“Annual Reports” shall have the meaning set forth in Section 5.2(c).

“Applicable FAC Percentage” shall mean fifty percent (50%).

“Applicable FinCo Percentage” shall mean fifty percent (50%).

“Applicable Percentage” shall mean (i) as to FAC, the Applicable FAC Percentage and (ii) as to FinCo, the Applicable FinCo Percentage.

“Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;

(ii) all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property;

(iii) all inventory, including supplies, parts, goods, raw materials and products;

(iv) all interests in and rights with respect to real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all license Contracts, leases of personal property, open purchase orders for services, supplies, parts, goods, raw materials or products, unfilled orders from customers and other Contracts or commitments;

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(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivable;

(xiii) all rights under Contracts, all claims or rights against any Person, choses in action or similar rights, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations that have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, lock boxes and other third-party deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

“Assume” shall have the meaning set forth in Section 2.3; and the terms “Assumed” and “Assumption” shall have their correlative meanings.

“Audited Party” shall have the meaning set forth in Section 5.2(b).

“Business” shall mean the FAC Retained Business or the FinCo Business, as applicable.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in the State of California.

“Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity that may legally hold title to Assets.

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“California Courts” shall have the meaning set forth in Section 14.19.

“Cash Value Appraiser” shall have the meaning set forth in Section 9.4(b).

“Change in Control” shall mean the happening of any of the following:

(i) The consummation of a merger or consolidation of a Party with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by Persons who were not shareholders of such Party immediately prior to such merger, consolidation, or other reorganization.

(ii) The sale, Transfer, or other disposition of all or substantially all of a Party’s assets or the complete liquidation or dissolution of a Party.

(iii) Any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of a Party representing at least fifty percent (50%) of the total voting power of such Party’s then outstanding voting securities.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of a Party’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held such Party’s securities immediately before such transaction.

“Claims Administration” shall mean the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and the provision of appropriate releases upon settlement of claims.

“Closing Ex-Distribution FAC Share Price” shall mean the last per share trading price of the “ex-distribution” common shares of FAC on the Distribution Date.

“Closing FAC Share Price” shall mean the last per share trading price of “regular-way” FAC Common Shares on the Distribution Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall have the meaning set forth in the recitals.

“Commission” shall mean the United States Securities and Exchange Commission.

“Confidential Business Information” shall mean all Information, data or material other than Confidential Operational Information, including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business plans, (iv) general market evaluations and surveys and (v) financing and credit-related information.

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“Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries that, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries in written, oral (including by recording), electronic, or visual form, or has otherwise come into the possession of the other, including pursuant to the access provisions of Section 11.1 or Section 11.2 or any other provision of this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Party or its Subsidiaries or (ii) lawfully acquired by such Party or its Subsidiaries from other sources; provided, however, that in the case of clause (ii), to the knowledge of the Party or Subsidiary whose information was disclosed, such disclosing sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” shall mean all operational Information, data or material including (i) specifications, ideas and concepts for services and products, (ii) quality assurance policies, procedures and specifications, (iii) customer information, (iv) Software, (v) training materials and information and (vi) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes.

“Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

“Contingent Shared Assets” shall mean (i) any of the Assets set forth on Schedule 1.1(a) (Contingent Shared Assets), (ii) any and all Assets relating to, arising out of or resulting from the business or operations of FAC or any of its predecessor companies or businesses or any of its Affiliates, Subsidiaries and divisions other than any claim or right (against any Person other than any member of the FAC Group or FinCo Group) that is a FinCo Asset or FAC Retained Asset (or is otherwise specifically allocated to any Party or Parties under this Agreement or any Ancillary Agreement), if and to the extent such claim or other right has accrued as of the Effective Time (or relates to any events or circumstances prior to the Effective Time), or if such claim or other right were known and fixed prior to the Effective Time, would have been reflected on the consolidated balance sheet of FAC prior to the Effective Time or (iii) any Assets relating to, arising from or involving a general corporate matter of FAC, including any Assets to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation formerly owned or managed by FAC or any of its Affiliates prior to the Effective Time (other than any Asset to the extent relating to any terminated Business Entity, business or operation formerly and primarily owned and managed by or associated with any member of the FinCo Group or the FAC Group, as the case may be, or any of their respective Businesses), and, in each case of subclauses (i), (ii) and (iii), which is not otherwise a FinCo Asset or FAC Retained Asset. An Asset meeting the foregoing definition shall be considered a Contingent Shared Asset regardless of whether as of the Effective Time there is any Action pending, threatened or contemplated with respect thereto. For purposes of the foregoing, an Asset shall be deemed to have accrued as of the Effective Time if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Effective Time, such that the Asset, were it asserted in an Action on or prior to the Effective Time, would not be dismissed by a court on ripeness or similar grounds.

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Notwithstanding anything to the contrary in this definition of “Contingent Shared Assets,” Contingent Shared Assets shall not include any Assets related to, attributable to or arising in connection with Taxes or Tax Returns, which are expressly governed by the Tax Sharing Agreement.

The term “Contingent” as used in this definition of “Contingent Shared Asset” is a term of convenience only and shall not otherwise limit the type or manner of Assets that would otherwise be within the provisions of clauses (i) – (iii) of this definition.

“Contingent Shared Liabilities” shall mean (i) any of the Liabilities set forth on Schedule 1.1(b) (Contingent Shared Liabilities), (ii) any and all Liabilities relating to, arising out of or resulting from the business or operations of FAC, any of its predecessor companies or businesses or any of its Affiliates, Subsidiaries and divisions, other than any obligation (against any Person other than any member of the FAC Group or FinCo Group) that is a FinCo Liability or FAC Retained Liability (or is otherwise specifically allocated to any Party or Parties under this Agreement or any Ancillary Agreement), if and to the extent such obligation has accrued as of the Effective Time (or relates to any events or circumstances prior to the Effective Time), or if such obligation were known and fixed prior to the Effective Time, would have been reflected on the consolidated balance sheet of FAC prior to the Effective Time or (iii) any Liabilities relating to, arising from or involving a general corporate matter of FAC, including any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation formerly owned or managed by FAC or any of its Affiliates prior to the Effective Time (other than any Liability to the extent relating to any terminated Business Entity, business or operation formerly and primarily owned and managed by or associated with any member of the FinCo Group or the FAC Group, as the case may be, or any of their respective Businesses), and, in each case of subclauses (i), (ii) and (iii), which is not otherwise a FinCo Liability or FAC Retained Liability. A Liability meeting the foregoing definition shall be considered a Contingent Shared Liability regardless of whether as of the Effective Time there is any Action pending, threatened or contemplated with respect thereto. For purposes of the foregoing, a Liability shall be deemed to have accrued as of the Effective Time if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Effective Time, such that were the Liability asserted in an Action on or prior to the Effective Time, it would not be dismissed by a court on ripeness or similar grounds.

Notwithstanding anything to the contrary in this definition of “Contingent Shared Liabilities,” Contingent Shared Liabilities shall not include any Liabilities related to or attributable to or arising in connection with Taxes or Tax Returns, which are expressly governed by the Tax Sharing Agreement.

The term “Contingent” as used in this definition of “Contingent Shared Liabilities” is a term of convenience only and shall not otherwise limit the type or manner of Liabilities that would otherwise be within the provisions of clauses (i) – (iii) of this definition.

“Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(c) (Continuing Arrangements) and any Contracts among a third party and each of the Parties or a member of each Party’s respective Group (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under

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any such Contracts constitute FinCo Assets or FinCo Liabilities or FAC Retained Assets or FAC Retained Liabilities, such Contracts shall be assigned or retained pursuant to ARTICLE II).

“Contract” shall mean any agreement, contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking (whether written or oral and whether express or implied).

“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

“Data Tree” shall mean Data Tree LLC, a California limited liability company.

“Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) filed with the Commission by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.

“Dispute Notice” shall have the meaning set forth in Section 12.1.

“Distribution” shall mean the distribution, on the Distribution Date, to holders of record of FAC Common Shares as of the Distribution Record Date, of the FinCo Common Stock owned by FAC on the basis of one (1) share of FinCo Common Stock for each outstanding FAC Common Share.

“Distribution Agent” shall mean Wells Fargo Shareowner Services.

“Distribution Date” shall mean the date on which FAC distributes all of the issued and outstanding shares of FinCo Common Stock to the holders of FAC Common Shares.

“Distribution Record Date” shall mean such date as may be determined by FAC’s Board of Directors as the record date for the Distribution.

“Distribution-Related Transactions” shall mean the (i) Distribution and (ii) the distribution by FATICO of all of the issued and outstanding stock of CoreLogic Holdings II, Inc., a Delaware corporation, to FAC.

“Effective Time” shall mean 10:00 a.m, Eastern Time, on the Distribution Date.

“Election Notice” shall have the meaning set forth in Section 9.3(a).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” shall have the meaning set forth in Section 6.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

“FAC” shall have the meaning set forth in the preamble.

“FAC Balance Sheet” shall mean the combined balance sheet of the FAC Group prepared to give effect to the transactions contemplated hereby, including the notes thereto, as of March 31, 2010; provided, that to the extent any Assets or Liabilities are Transferred by FinCo or any member of its Group to FAC or any member of the FAC Group or vice versa in connection with the Plan of Separation and prior to the Distribution Date, such Assets and/or Liabilities shall be deemed to be included or excluded from the FAC Balance Sheet, as the case may be.

“FAC Common Shares” shall mean the issued and outstanding common shares of FAC, par value $1.00 per share, or the securities of any successor issuer into which such shares are converted or exchanged.

“FAC Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans as set forth in Section 6.4(b) and any other legacy nonqualified deferred compensation plan sponsored by members of the FAC Group.

“FAC Directors” shall mean members of the Board of Directors of FAC.

“FAC Disability Plans” shall mean the short-term disability program and long-term disability program to be established by FAC under Section 6.8(d), to be effective no later than the Distribution Date.

“FAC Employee” shall mean an active employee or an individual on vacation or leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other leaves) who is employed by FAC or any member of the FAC Group immediately following the Distribution Date. FAC Employee shall also include any employee of an entity in the FAC Group who, as of the Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

“FAC Equity Plans” shall mean, collectively, the equity-based plans set forth on Schedule 1.1(d) (FAC Equity Plans).

“FAC Fringe Benefit Plans” shall mean the fringe benefit plans to be established by FAC under Section 6.8(f).

“FAC Group” shall mean FAC and each Person that is a direct or indirect Subsidiary of FAC immediately after the Effective Time, and each Business Entity that becomes

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a Subsidiary of FAC after the Effective Time, which shall include those entities identified as such on Schedule 1.1(e) (FAC Group).

“FAC Group Insurance Plans” shall mean the basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance and executive group universal life insurance program to be established by FAC under Section 6.8(e) and to be effective no later than the Distribution Date.

“FAC Health Plans” shall mean the FAC employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans to be established by FAC under Section 6.8(b).

“FAC Health & Welfare Plans” shall mean the FAC Health Plans, FAC Section 125 Plan, FAC Disability Plans, FAC Group Insurance Plans, FAC Fringe Benefit Plans, and any other plan, program or arrangement sponsored by FAC and described or addressed under Section 6.8.

“FAC Indemnitees” shall mean FAC, each member of the FAC Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the FinCo Indemnitees.

“FAC Option” means an option to purchase from FAC a stated number of FAC Common Shares at a specified price.

“FAC Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements retained by the FAC Group under this Agreement for the benefit of FAC Employees and, where applicable, Former FAC Employees.

“FAC Restoration Plan” shall mean the new plan to which the portion of The First American Corporation Pension Restoration Plan relating to FAC Employees and Former FAC Employees are to be transferred pursuant to Section 6.7(a).

“FAC Restricted Stock Unit” shall mean a unit granted by FAC pursuant to one of the FAC Equity Plans representing a general unsecured promise by FAC to deliver a FAC Common Share.

“FAC Retained Assets” shall mean:

(i) the ownership interests in those Business Entities that are included in the definition of FAC Group, including those Business Entities set forth on Schedule 1.1(e) (FAC Group) pursuant to the definition of FAC Group;

(ii) all FAC Retained Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any FAC Retained Asset or the FAC Retained Business;

(iii) any and all Assets reflected on the FAC Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for FAC

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or any member of the FAC Group subsequent to the date of such balance sheet that, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to ARTICLE XIII, any rights of any member of the FAC Group under any Policies, including any rights thereunder;

(v) any and all Assets owned or held immediately prior to the Effective Time by FAC or any of its Subsidiaries primarily relating to or used in the FAC Retained Business. The intention of this clause (v) is only to rectify any inadvertent omission of the Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a FAC Retained Asset. No Asset shall be deemed a FAC Retained Asset solely as a result of this clause (v) unless a claim with respect thereto is made by FAC within the applicable time period(s) established by Section 2.6(d);

(vi) the Assets set forth on Schedule 1.1(f) (FAC Retained Assets) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or are to be Transferred to FAC or any other member of the FAC Group; and

(vii) the Applicable FAC Percentage of any Contingent Shared Asset.

Notwithstanding the foregoing, the FAC Retained Assets shall not include: (a) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the FinCo Group; nor (b) any Liabilities expressly assumed by FinCo pursuant to Section 2.3 of this Agreement.

In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a FAC Retained Asset, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (v) shall take priority over clause (iii) of this definition of “FAC Retained Assets” and over clause (iii) of the definition of “FinCo Assets.”

“FAC Retained Business” shall mean (i) the business and operations of the segments of FAC comprising the information solutions group of FAC as described in the FAC Annual Report on Form 10-K for the year ended December 31, 2009 (specifically excluding the financial services businesses of FinCo as described in the FinCo Registration Statement) (ii) the business and operations conducted by the FAC Group, (iii) any other business conducted primarily through the use of the FAC Retained Assets prior to the Effective Time and (iv) the businesses and operations of Business Entities acquired or established after the Distribution Date by or for the information solutions group of FAC in connection with the operation of the FAC Retained Business.

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“FAC Retained Contracts” shall mean the following Contracts to which FAC or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof that is expressly contemplated not to be Transferred by any member of the FinCo Group to FAC or that is expressly contemplated to be Transferred to (or remain with) any member of the FinCo Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the FAC Group;

(ii) any Contract that relates primarily to the FAC Retained Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the FAC Balance Sheet;

(iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the FAC Group; and

(v) any guaranty, indemnity, representation or warranty of or in favor of any member of the FAC Group.

“FAC Retained Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the FAC Group, and all obligations and Liabilities expressly Assumed by any member of the FAC Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the FAC Retained Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the FAC Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any FAC Retained Asset, whether arising before, on or after the Effective Time;

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(iii) any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or associated with any member of the FAC Group as it relates to the FAC Retained Business or (B) set forth on Schedule 1.1(g) (FAC Retained Liabilities);

(iv) the Applicable FAC Percentage of any Contingent Shared Liability;

(v) any Liabilities relating to Former FAC Employees and employees of the FAC Group who do not become FinCo Employees immediately following the Effective Time;

(vi) all Liabilities relating to, arising out of or resulting from the 7.55% Senior Debentures Due 2028 or 5.70% Senior Notes Due 2014 issued under the Senior Indenture, dated as of April 7, 1998, between FAC and Wilmington Trust Company (“Wilmington”), as trustee (as amended by the First Supplemental Indenture, dated as of July 26, 2004); the 8.50% Junior Subordinated Deferrable Interest Debentures issued under the Junior Subordinated Debenture Indenture, dated as of April 22, 1997, between FAC and Wilmington, as trustee; and the Guarantee Agreement, dated as of September 18, 1997, between Wilmington and FAC, as payment guarantor of the 8.5% Capital Securities issued by First American Capital Trust I and any tender offer in connection with any of the foregoing;

(vii) any Liabilities relating to, arising out of or resulting from the Amended and Restated Credit Agreement dated as of April 12, 2010 between FAC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended from time to time;

(viii) any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the FAC Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the FAC Retained Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the FAC Retained Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(ix) Specified Shared Expenses, to the extent provided in Section 5.4; and

(x) all Liabilities reflected as liabilities or obligations on the FAC Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet that, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the FAC Balance Sheet.

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Notwithstanding anything to the contrary herein, the FAC Retained Liabilities shall not include: (a) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the FinCo Group or for which any such Party is liable; (b) any Contracts expressly Assumed by any member of the FinCo Group under this Agreement or any of the Ancillary Agreements; or (c) any Liabilities expressly assumed by FinCo pursuant to Section 2.3 of this Agreement.

In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a FAC Retained Liability, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (ii) shall take priority over clause (x) of this definition of “FAC Retained Liabilities” and over clause (viii) of the definition of “FinCo Liabilities.”

For the sake of clarity, no Liability shall be a FAC Retained Liability solely as a result of FAC being named as party to or in any Action due to FAC’s status as the remaining and legacy Business Entity, or as a result of its status as the direct or indirect holder of the securities of any Business Entity (unless such entity is (A) a member of the FAC Group and (B) such Liability primarily relates to the FAC Retained Business or otherwise fits within one of the categories of FAC Retained Liabilities in clauses (i) through (x) above).

“FAC Savings Plans” shall mean the First Advantage Savings Plan, and any other savings plans in the United States or any other country covering FAC Employees, and all related trusts and other funding arrangements, other than the FinCo Savings Plans and trusts and other funding arrangements related thereto that FAC shall retain pursuant to Section 6.6(b)(i).

“FAC Section 125 Plan” shall mean the flexible spending account or flexible benefit plan qualified under Section 125 of the Code to be established by FAC under Section 6.8(c).

“FAC Shares” shall have the meaning set forth in Section 8.1(a).

“FACL” shall mean First American CoreLogic, Inc., a Delaware corporation, and any successors thereof.

“FACL Change in Control” shall mean the happening of any of the following:

(i) The entry into a definitive agreement relating to, or the consummation of a merger or consolidation of (A) FAC, (B) the entity that has direct ownership of the RES Database or any portion thereof or (C) any entity that has indirect ownership of the RES Database or any portion thereof, with or into a Title Underwriter or any Affiliate thereof or an entity acting in concert with a Title Underwriter or an Affiliate thereof, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by Persons who were not shareholders of such entity immediately prior to such merger, consolidation or other reorganization.

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(ii) The sale, Transfer, or other disposition of all or substantially all of the Assets of (A) FAC, (B) the entity that has direct ownership of the RES Database or any portion thereof or (C) any entity that has indirect ownership of the RES Database or any portion thereof, or the complete liquidation or dissolution of such entity, whereby a Title Underwriter or any Affiliate thereof or an entity acting in concert with a Title Underwriter or an Affiliate thereof gains control of such Assets or entities.

(iii) Any transaction as a result of which any Title Underwriter or any Affiliate thereof or an entity acting in concert with a Title Underwriter or an Affiliate thereof becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of (A) FAC, (B) the entity that has direct ownership of the RES Database or any portion thereof or (C) any entity that has indirect ownership of the RES Database or any portion thereof, representing at least twenty-five percent (25%) of the total voting power of such entity’s then outstanding voting securities.

“FATICO” means First American Title Insurance Company, a California corporation.

“FinCo” shall have the meaning set forth in the preamble.

“FinCo Assets” shall mean:

(i) the ownership interests in those Business Entities that are included in the definition of FinCo Group including those Business Entities set forth on Schedule 1.1(i) (FinCo Group) pursuant to the definition of FinCo Group;

(ii) all FinCo Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any FinCo Asset or the FinCo Business;

(iii) any and all Assets reflected on the FinCo Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for FinCo or any member of the FinCo Group subsequent to the date of such balance sheet that, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to ARTICLE XIII, any rights of any member of the FinCo Group under any Policies;

(v) any and all Assets owned or held immediately prior to the Effective Time by FAC or any of its Subsidiaries primarily relating to or used in the FinCo Business. The intention of this clause (v) is only to rectify any inadvertent omission of the Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a FinCo Asset. No Asset shall be deemed a FinCo Asset solely as a result of this clause (v) unless a claim with respect thereto is made by FinCo within the applicable time period(s)

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established by Section 2.6(d);

(vi) the Assets set forth on Schedule 1.1(h) (FinCo Assets) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or are to be Transferred to FinCo or any other member of the FinCo Group; and

(vii) the Applicable FinCo Percentage of any Contingent Shared Asset.

Notwithstanding the foregoing, the FinCo Assets shall not include any: (a) Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the FAC Group and (b) any Liabilities expressly assumed by FAC pursuant to Section 2.3 of this Agreement.

In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a FinCo Asset, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof, and clause (v) shall take priority over clause (iii) of this definition of “FinCo Assets” and clause (iii) of the definition of “FAC Retained Assets.”

“FinCo Balance Sheet” shall mean the combined balance sheet of the FinCo Group, including the notes thereto, as of March 31, 2010, as filed with the Commission; provided, that to the extent any Assets or Liabilities are Transferred by FAC or any member of its Group to FinCo or any member of the FinCo Group or vice versa in connection with the Plan of Separation and prior to the Distribution Date, such Assets and/or Liabilities shall be deemed to be included or excluded from the FinCo Balance Sheet, as the case may be.

“FinCo Business” shall mean (i) the business and operations described in the FinCo Registration Statement, (ii) the business and operations conducted by the FinCo Group (iii) any other business conducted primarily through the use of the FinCo Assets prior to the Effective Time and (iv) the businesses and operations of Business Entities acquired or established by or for FinCo or any of its Subsidiaries after the date of this Agreement.

“FinCo Common Stock” shall have the meaning set forth in the recitals hereto.

“FinCo Contracts” shall mean the following Contracts to which FAC or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof that is expressly contemplated not to be Transferred by any member of the FAC Group to the FinCo Group or that is expressly contemplated to be Transferred to (or remain with) any member of the FAC Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the FinCo Group;

(ii) any Contract that relates primarily to the FinCo Business;

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(iii) any Contract representing capital or operating equipment lease obligations reflected on the FinCo Balance Sheet;

(iv) any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the FinCo Group; and

(v) any guaranty, indemnity, representation or warranty of or in favor of any member of the FinCo Group.

“FinCo Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans as set forth in Section 6.4(a) (and Schedule 6.4(a) (FinCo Deferred Compensation Plans) thereto) and any other legacy nonqualified deferred compensation plan sponsored by members of the FinCo Group.

“FinCo Directors” shall mean members of the Board of Directors of FinCo.

“FinCo Disability Plans” shall mean the short-term disability program and long-term disability program to be established by FinCo under Section 6.8(d).

“FinCo Employee” shall mean an active employee or an individual on vacation or on leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other leaves) who immediately following the Distribution Date is employed by FinCo or any member of the FinCo Group. FinCo Employee shall also include any employee of an entity in the FinCo Group who, as of the Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

“FinCo Fringe Benefit Plans” shall mean the fringe benefit plans to be established by FinCo under Section 6.8(f).

“FinCo Group” shall mean FinCo and each Person that is a direct or indirect Subsidiary of FinCo immediately after the Effective Time, and each Person that becomes a Subsidiary of FinCo after the Effective Time, which shall include those entities identified as such on Schedule 1.1(i) (FinCo Group).

“FinCo Group Insurance Plans” shall mean the basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance and executive group universal life insurance program to be established by FinCo under Section 6.8(e)

“FinCo Health Plans” shall mean employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans program to be established by FinCo under Section 6.8(a).

“FinCo Health & Welfare Plans” shall mean the FinCo Health Plans, FinCo Section 125 Plan, FinCo Disability Plans, FinCo Group Insurance Plans, FinCo Fringe Benefit Plans, and any other plan, program or arrangement sponsored by FinCo and described or addressed under Section 6.8.

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“FinCo Incentive Compensation Plan” shall have the meaning set forth in Section 6.1(a)(iv).

“FinCo Indemnitees” shall mean each member of the FinCo Group and each of their Affiliates and each of their respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

“FinCo Information Statement” shall mean the information statement attached as an exhibit to the FinCo Registration Statement, as sent to the holders of FAC Common Shares in connection with the Distribution, including any amendment or supplement thereto.

“FinCo Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the FinCo Group, and all obligations and Liabilities expressly Assumed by any member of the FinCo Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the FinCo Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the FinCo Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any FinCo Asset, whether arising before, on or after the Effective Time;

(iii) any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or associated with any member of the FinCo Group or any FinCo Business or (B) set forth on Schedule 1.1(j) (FinCo Liabilities);

(iv) the Applicable FinCo Percentage of any Contingent Shared Liability;

(v) any Liabilities relating to any FinCo Employee or Former FinCo Employee in respect of the period prior to, on or after the Effective Time;

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(vi) any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the FinCo Group or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the FinCo Business or any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the FinCo Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(vii) Specified Shared Expenses to the extent provided in Section 5.4;

(viii) all Liabilities reflected as liabilities or obligations on the FinCo Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet that, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the FinCo Balance Sheet.

Notwithstanding anything to the contrary herein, the FinCo Liabilities shall not include: (a) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the FAC Group or for which any such Party is liable; (b) any Contracts expressly Assumed by any member of the FAC Group under this Agreement or any of the Ancillary Agreements; and (c) any Liabilities expressly assumed by FAC pursuant to Section 2.3 of this Agreement.

In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a FinCo Liability, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof and clause (ii) shall take priority over clause (viii) of this definition of “FinCo Liabilities” and over clause (x) of the definition of “FAC Retained Liabilities.”

For the sake of clarity, no Liability shall be a FinCo Liability as a result of FinCo’s status as the direct or indirect holder of the securities of any Business Entity (unless such entity is (A) a member of the FinCo Group and (B) such Liability primarily relates to the FinCo Business or otherwise fits within one of the categories of FinCo Liabilities in clauses (i) through (viii) above).

“FinCo Option” shall have the meaning set forth in Section 6.1(a)(i).

“FinCo Pension Plan” shall mean the Pre-Distribution Pension Plan that FinCo shall Assume under Section 6.5(a).

“FinCo Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements established or assumed by the FinCo Group under this Agreement for the benefit of FinCo Employees and where applicable, Former FinCo Employees.

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“FinCo Policies” shall mean all Policies, current or past, that are owned or maintained by or on behalf of FAC or any Subsidiary of FAC, that relate exclusively to the FinCo Business and that are either maintained by FinCo or a member of the FinCo Group or assignable to FinCo or a member of the FinCo Group.

“FinCo Registration Statement” shall mean the registration statement on Form 10 filed by FinCo, in connection with the Distribution, with, and declared effective by, the Commission.

“FinCo Restoration Plan” shall mean the portion of The First American Corporation Pension Restoration Plan relating to FinCo Employees and Former FinCo Employees.

“FinCo Restricted Stock Unit” shall mean a unit representing a general unsecured promise by FinCo to deliver a share of FinCo Common Stock, which unit is granted pursuant to the FinCo Incentive Compensation Plan as part of the adjustment to FAC Restricted Stock Units being made in connection with the Distribution.

“FinCo Savings Plans” shall mean the Pre-Distribution Savings Plans and any other savings plans in the United States or any other country covering FinCo Employees, and all related trusts and other funding arrangements, other than the FAC Savings Plans and trusts and other funding arrangements related thereto that FinCo shall Assume under Section 6.6(a)(i).

“FinCo Section 125 Plan” shall mean the flexible spending account or flexible benefit plan qualified under Section 125 of the Code to be assumed by FinCo under Section 6.8(c).

“FinCo Shared Policies” shall mean all Policies, current or past, that are owned or maintained by or on behalf of FAC or any Subsidiary of FAC and that relate to the FinCo Business, other than FinCo Policies.

“First Advantage Directors” shall mean members of the Board of Directors of First Advantage Corporation, a Delaware corporation.

“First Advantage Savings Plan” shall mean the First Advantage Corporation 401(k) Savings Plan.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), that by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared), armed hostilities or other national or international calamities or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of a hostile takeover offer, even if unforeseen or unavoidable, and such Party’s response thereto, shall not be deemed an event of Force Majeure.

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“Former Corporate Employee” shall mean those individuals identified on Schedule 1.1(k) (Former Corporate Employees), any former employee who terminated employment with all members of the FAC Group before the Distribution Date (other than a Former FAC Employee or Former FinCo Employee).

“Former FAC Employee” shall mean any former employee who terminated employment with all members of the FAC Group before the Distribution Date and who was last employed by a member of the FAC Group or in the FAC Business, including, without limitation, the individuals listed on Schedule 1.1(l) (Former FAC Employees).

“Former FAC Director” shall mean any individual who was not an employee of FAC and who formerly served as a FAC Director and terminated service with all members of the FAC Group before the Distribution Date.

“Former First Advantage Director” shall mean any former member of the Board of Directors of First Advantage Corporation, a Delaware corporation, who terminated service with all members of the FAC Group before the Distribution Date.

“Former FinCo Employee” shall mean any former employee who prior to the Distribution Date terminated employment with all members of the group comprised of FAC and its Affiliates (as of prior to the Distribution Date) and was last employed by a member of the FinCo Group or in the FinCo Business, including, without limitation, the individuals listed on Schedule 1.1(m) (Former FinCo Employees).

“Go Shop Period” has the meaning set forth in Section 8.3(b)(ii).

“Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Group” shall mean (i) with respect to FAC, the FAC Group and (ii) with respect to FinCo, the FinCo Group.

“Guaranty Release” shall have the meaning set forth in Section 2.10(b).

“Income Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

“Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other

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professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an Indemnitee) and/or Taxes (which, for the avoidance of doubt, are governed exclusively by the Tax Sharing Agreement).

“Indemnifying Party” shall have the meaning set forth in Section 10.4(b).

“Indemnitee” shall have the meaning set forth in Section 10.4(b).

“Indemnity Payment” shall have the meaning set forth in Section 10.8(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, trade secrets, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

“Insurance Administration” shall mean, with respect to each Shared Policy, (i) the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies (ii) the reporting to excess insurance carriers of any losses or claims that may cause the per-occurrence, per-claim or aggregate limits of any Shared Policy to be exceeded, and (iii) the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insurance Proceeds” shall mean those amounts (i) received by an insured from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium deductible or self-insured retention. For the avoidance of doubt, “Insurance Proceeds” shall not include any costs or expenses incurred by a Party in pursuing insurance coverage.

“Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, self-insured retentions, or uncollectibility due to insurer insolvency.

“Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, derivative patents and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential information,

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know-how, inventions, proprietary processes, formulae, models and methodologies, (viii) rights of privacy and rights to personal information, (ix) telephone numbers and Internet protocol addresses, (x) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing and (xii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

“IRS Ruling” shall have the meaning set forth in Section 4.5(c).

“Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law).

“Liabilities” shall mean (i) any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or not matured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, (ii) any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or (iii) any fines, damages or equitable relief that may be imposed and including all costs and expenses related thereto.

“Liable Party” shall have the meaning set forth in Section 2.9(b).

“License Agreement” shall mean the license agreement or agreements related to use of certain Intellectual Property to be entered between FAC and FinCo (or their designees) as licensor or licensee, as applicable.

“Litigation Management Agreement” shall mean that certain Litigation Management and Coordination Agreement between FAC and FinCo dated as of the date hereof.

“Managing Party” shall have the meaning set forth in Section 7.2(a).

“Non-Cash Consideration” shall have the meaning set forth in Section 9.4(b).

“Non-Employee Directors” shall have the meaning set forth in Section 6.1(d)(ii).

“NYSE” shall mean the New York Stock Exchange.

“Offer to Purchase” shall have the meaning set forth in Section 8.3(b).

“Other Party” shall have the meaning set forth in Section 2.9(a).

“Other Party Marks” shall have the meaning set forth in Section 5.1(d).

“Other Party’s Auditors” shall have the meaning set forth in Section 5.2(b).

“Party” and “Parties” shall have the meanings set forth in the preamble.

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“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“PHI” shall have the meaning set forth in Section 6.9(d).

“Plan of Separation” shall have the meaning set forth in the recitals.

“Plan Transfer Date” shall have the meaning set forth in Section 6.8(a)(i).

“Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, marine, property and casualty, workers’ compensation and employee dishonesty insurance policies, self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Pre-Distribution Deferred Compensation Plans” shall mean The First American Corporation Deferred Compensation Plan, The First American Corporation Executive Supplemental Benefit Plan and The First American Corporation Management Supplemental Benefit Plan.

“Pre-Distribution Disability Plans” shall mean any short-term disability program and long-term disability program sponsored by FAC in place prior to the effective date of the FAC Disability Plans.

“Pre-Distribution FinCo Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

“Pre-Distribution Fringe Benefit Plans” shall mean any fringe benefit plan sponsored by FAC in place prior to the effective date of the FinCo Fringe Benefit Plans and/or FAC Fringe Benefit Plans.

“Pre-Distribution Group Insurance Plans” shall mean any basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance and executive group universal life insurance programs sponsored by FAC in place prior to the effective date of the FAC Group Insurance Plans.

“Pre-Distribution Health Plans” shall mean the FAC employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans in place prior to the effective date of the FAC Health Plans.

“Pre-Distribution Pension Plan” shall mean The First American Corporation Pension Plan.

“Pre-Distribution Restoration Plan” shall mean The First American Corporation Pension Restoration Plan.

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“Pre-Distribution Savings Plan” shall mean The First American Corporation 401(k) Savings Plan.

“Pre-Distribution Section 125 Plan” shall mean the flexible spending account or flexible benefit plan qualified under Section 125 of the Code sponsored by FAC in place prior to the effective date of the FAC Section 125 Plan.

“Pre-Distribution Trust” shall have the meaning set forth in Section 6.9(g).

“Prime Rate” shall mean the rate per annum publicly announced by JPMorgan Chase & Co. (or the successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

“Proposed Sale” shall have the meaning set forth in Section 8.3(a).

“Proposed Sale Notice” shall have the meaning set forth in Section 8.3(a).

“Prospectus” means the prospectus (including any preliminary prospectus and any final prospectus) included in any Registration Statement, as amended or supplemented by any free writing prospectus, whether or not required to be filed with the Commission, any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, and all material incorporated by reference in such prospectus or prospectus supplement.

“Purchase Right” shall have the meaning set forth in Section 9.1.

“Records” shall mean any Contracts, documents, books, records or files.

“Registrable Securities” means (i) the FAC Shares and (ii) FAC Common Shares issued or issuable, directly or indirectly, in exchange for or with respect to the FAC Shares. Any particular Registrable Securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities shall have been sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or (C) such securities may be resold to the public without volume or method of sale restrictions pursuant to Rule 144(k) (or any successor provision) under the Securities Act.

“Registration Statement” means (i) a shelf registration statement filed by FAC under the Securities Act permitting resales of the Registrable Securities on a delayed or continuous basis pursuant to the provisions of Section 8.4(a)(i), (ii) in the circumstances contemplated by Section 8.4(a)(ii), a registration statement filed by FAC under the Securities Act meeting the requirements of Section 8.4(a)(ii), or (iii) in the circumstances contemplated by Section 8.4(b)(ii), a registration statement on Form S-1 or S-3 or an equivalent general form then in effect filed by FAC, and in each case including the Prospectus contained therein, any amendments and supplements to such Registration Statement, including post-effective

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amendments, and all exhibits and all material incorporated by reference in such Registration Statement; provided, that with respect to any Registration Statement filed pursuant to Section 8.4(a) that includes a plan of distribution, such plan of distribution must be approved by FinCo.

“RES Assets” shall mean all of the Assets (including the RES Database) held by the entity or entities that directly own the RES Database; provided, that the RES Assets shall not include any Active Trade or Business Assets, as reasonably determined by FinCo.

“RES Database” shall mean all databases, collections of data or other data or information owned or controlled by FACL and/or any of its Subsidiaries as of March 29, 2010 that are sold or licensed (in whole or in part) to third parties or used by FACL and/or any of its Subsidiaries (in whole or in part) for the purpose of producing products or services that are sold, licensed or provided to third parties (the “Historical Data”), together with all databases, collections of data or other data and information (i) of the nature of or substantially similar to the Historical Data or (ii) that would have been classified as Historical Data had it been owned or controlled by FACL and/or any of it Subsidiaries as of March 29, 2010, that is collected, acquired or developed by FACL or any of its Affiliates after March 29, 2010 through the date on which FinCo no longer has a Purchase Right pursuant to ARTICLE IX.

“Rules” shall have the meaning set forth in Section 12.2.

“Run-out” shall have the meaning set forth in Section 6.8(a)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

“Shared Contract” shall have the meaning set forth in Section 2.2(b)(i).

“Shared Policies” shall mean all Policies, current or past, that are owned or maintained by or on behalf of FAC or any of its Subsidiaries and that relate to one or both the FAC Retained Business and the FinCo Business.

“Software” shall mean all computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation related to any of the foregoing, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials.

“Specified Shared Expenses” shall mean any costs and expenses relating to the items or categories set forth on Schedule 1.1(n) (Specified Shared Expenses) and shall be shared in the manner specified in Section 5.4.

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“Subsidiary” shall mean with respect to any Person (i) a corporation, more than fifty percent (50%) of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person or (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest thereof or for which such Person, directly or indirectly, has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body or over which such Person otherwise has control (e.g., as the managing partner of a partnership).

“Suspension Period” shall have the meaning set forth in Section 8.4(a)(iii).

“Tax” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Contest” shall have the meaning of the definition of “Proceeding” as set forth in the Tax Sharing Agreement.

“Tax Return” shall include and have the meaning set forth in the Tax Sharing Agreement for “Income Tax Return” and “Other Tax Return.”

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and between FAC and FinCo, in the form attached hereto as Exhibit A.

“Tax-Free Treatment” shall mean the qualification of each of the Distribution-Related Transactions, as the case may be, (i) as a transaction described in Sections 355(a) and 368(a)(1)(D) of the Code, (ii) as transactions in which the stock distributed thereby is “qualified property” for purposes of Section 361(c) of the Code and (iii) as transactions in which FAC and any of its Affiliates or FinCo and any of its Affiliates recognize no income or gain, other than intercompany items or excess loss accounts required to be taken into account pursuant to U.S. Treasury Regulations promulgated under Section 1502 of the Code.

“Third Party Claim” shall have the meaning set forth in Section 10.4(b).

“Third Party Proceeds” shall have the meaning set forth in Section 10.8(a).

“Title Underwriter” shall mean any Person that (i) directly or indirectly or through an Affiliate is engaged in the business of underwriting title insurance policies or (ii) is, or has an Affiliate that is, licensed as an underwriter of title insurance policies.

“Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Transfer” shall mean transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed, and the term “Transferred” shall have its correlative meaning.

“Transfer Notice” shall have the meaning set forth in Section 9.3(a).

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“Transition Services Agreements” shall mean the agreements between a member of the FAC Group and a member of the FinCo Group dated as of the date hereof which provide for transition services.

“Triggering Event” shall mean the happening of any of the following:

(i) FAC or an Affiliate thereof has finalized the terms of an agreement or the definitive documentation with respect to, has entered into an agreement with respect to or is otherwise prepared to consummate in a single transaction or series of transactions, (A) the sale of FAC, whether through a merger, stock sale, asset sale or otherwise, (B) the sale of any entity that has direct ownership of the RES Database or any portion thereof, whether through a merger, stock sale, asset sale or otherwise or (C) the sale of any entity that has indirect ownership of the RES Database or any portion thereof, whether through a merger, stock sale, asset sale or otherwise, in each case, directly or indirectly to a Title Underwriter or an entity acting in concert with a Title Underwriter;

(ii) FAC or any Affiliate thereof has finalized the terms of an agreement or the definitive documentation with respect to, has entered into an agreement with respect to or is otherwise prepared to consummate the direct or indirect sale of the RES Database or any portion thereof to a Title Underwriter or an entity acting in concert with a Title Underwriter; or

(iii) a FACL Change in Control has occurred.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

Section 1.3 Effective Time. This Agreement shall be effective as of the Effective Time.

ARTICLE II.

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable best efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that, after consummation of the transactions contemplated hereby FAC shall be restructured, to the extent necessary, such that following the consummation of such restructuring, subject to Section 2.6, (a) all of FAC’s and its Subsidiaries’ right, title and interest in and to the FinCo Assets will be owned

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or held by a member of the FinCo Group, the FinCo Business will be conducted by the members of the FinCo Group and all of the FinCo Liabilities will be Assumed directly or indirectly by (or remain with) a member of the FinCo Group, and (b) all of FAC’s and its Subsidiaries’ right, title and interest in and to the FAC Retained Assets will be owned or held by a member of the FAC Group, the FAC Retained Business will be conducted by the members of the FAC Group and all of the FAC Retained Liabilities will be Assumed directly or indirectly by (or remain with) a member of the FAC Group.

Section 2.2 Transfer of Assets.

(a) On or prior to the Effective Time and to the extent not already completed (and it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.6), pursuant to the Conveyancing and Assignment Documents:

(i) FAC shall, on behalf of itself and its Subsidiaries, as applicable, Transfer to FinCo or another member of the FinCo Group all of its and its Subsidiaries’ right, title and interest in and to the FinCo Assets; and

(ii) FinCo shall, on behalf of itself and its Subsidiaries, as applicable, Transfer to FAC or another member of the FAC Group all of its and its Subsidiaries’ right, title and interest in and to the FAC Retained Assets.

(b) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a):

(i) Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.2(b)(i) are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, (A) any Contract that is (1) listed on Schedule 2.2(b) (Shared Contracts), (2) a FAC Retained Asset but inures in part to the benefit or burden of any member of the FinCo Group or (3) a FinCo Asset but inures in part to the benefit or burden of any member of the FAC Group (each, a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) that is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the FinCo Group or the FAC Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the FinCo Business or the FAC

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Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.2 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2.

(ii) Each of FAC and FinCo shall, and shall cause the members of its Group to, (A) treat for all Income Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party not later than the Effective Time and (B) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

(iii) Nothing in this Section 2.2(b) shall require any member of a Group to make any payment (except to the extent advanced, Assumed or expressly agreed in advance to be reimbursed by any member of the other Group or as otherwise provided on Schedule 1.1(b) (Contingent Shared Liabilities)), incur any material non-financial obligation or grant any material concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.2(b).

(c) Consents. The Parties shall use their commercially reasonable best efforts to obtain the required Consents to Transfer any and all Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof, as contemplated by this Agreement.

Section 2.3 Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time (a) FAC shall, or shall cause a member of the FAC Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the FAC Retained Liabilities and (b) FinCo shall, or shall cause a member of the FinCo Group to, Assume all the FinCo Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (iii) where or against whom such Liabilities are asserted or determined or (iv) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the FAC Group or the FinCo Group, as the case may be, or any of their respective past or present directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.4 Intercompany Accounts.

(a) All intercompany receivables, payables and loans and other intercompany balances between any member of the FAC Group, on the one hand, and any member of the FinCo Group, on the other hand, that exist and are reflected in the accounting records of the Parties as of the Effective Time (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement or

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under any Continuing Arrangements, including payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements, and other than bona fide receivables, payables or loans that exist and are reflected in the accounting records of the Parties as of the Effective Time), shall be eliminated as discovered as of the Effective Time, subject to the Parties’ agreement (i) as to the most cost efficient means of effecting such elimination, and (ii) to share any incremental costs arising as a result of such elimination; provided, however, that in any event any such means of elimination shall place the Parties in the same position as if the means were economically equivalent to an elimination of such amount as of the Effective Time.

(b) As between the Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon discovery of receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

(c) On and prior to the twenty-four (24) month anniversary following the Effective Time, if either Party discovers that an intercompany receivable, payable, loan or other intercompany balance between a member of the FAC Group and a member of the FinCo Group was wrongly eliminated pursuant to Section 2.4(a), such receivable, payable, loan or other balance shall be reinstated on the books of the applicable members of the FAC and FinCo Groups upon the mutual agreement of the Parties.

Section 2.5 Limitation of Liability.

(a) Except in the case of any knowing violation of Law, fraud or intentional misrepresentation where such violation of Law, fraud or intentional misrepresentation gave rise to or increased the amount of a Liability (in which case such Liability shall exist only to such extent), no Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement after the Effective Time is found to be inaccurate.

(b) No Party or any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Shared Contract specified on Schedule 2.2(b) (Shared Contracts) or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation) and each Party hereby terminates, as of the Effective Time, any and all Contracts, arrangements, courses of dealing or understandings between or among it or any member of its Group and the other Party or any member of the other Party’s Group (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Shared Contract specified on Schedule 2.2(b) (Shared Contracts) or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation), and each Party hereby agrees to use commercially reasonable best efforts to

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obtain any third party waivers, consents or similar items required in connection with such terminations. It is the Parties’ intent that no such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time. In the event a Contract, arrangement, course of dealing or understanding that should have continued in full force and effect following the Effective Time is terminated in accordance with the foregoing provisions, such Contract, arrangement, course of dealing or understanding shall, pursuant to the express mutual agreement of the relevant Parties, be reinstated, renewed or revived in accordance with its terms. In the event a Party is the majority partner, member or shareholder of an entity that is party to a Contract to be terminated pursuant to this Section 2.5 and (i) such Contract cannot be terminated without the consent of the respective minority partner, member or shareholder and such consent has not been obtained, or (ii) a Liability arises with respect to the rights or asserted rights of the minority partner, member or shareholder, then the Party that is such majority partner, member or shareholder shall indemnify and hold harmless the other Party and all members of the other Party’s Group from such Liability or place the other Party in the same economic position as if such Contract were terminated.

Section 2.6 Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers contemplated by this ARTICLE II shall not have been consummated on or prior to the Effective Time, the Parties shall use commercially reasonable best efforts to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities that by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable best efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this ARTICLE II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time, (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability so as to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the FAC Group or the FinCo Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed

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to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of the Transfer of any Asset or the deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(c) The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or expressly mutually agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability and any such expenditures shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d) On and prior to the twenty-four (24) month anniversary following the Effective Time, if either Party discovers that any Party owns any Asset that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than (for the avoidance of doubt), any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the Effective Time), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the Party identified as the appropriate transferee and following such Transfer, such Asset shall be a FinCo Asset or FAC Retained Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to the Assumption of associated Liabilities, with respect to clauses (i) and (ii) above, subject to the Parties’ agreement (A) as to the most cost efficient means of effecting such Transfer or grant of rights and (B) to share any incremental costs arising as a result of such Transfer or grant of rights; provided, that if the relevant Parties cannot agree on a means of effecting the Transfer or grant of rights within thirty (30) days from the date that both Parties have notice of the discovery of such Asset, then the Asset shall be immediately Transferred or such rights shall be immediately granted in accordance with Section 2.2(b) and Section 2.6(a).

(e) After the Effective Time, either Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other Party to receive and open all mail, packages and other communications received by such Party, subject to the Confidentiality provisions and restrictions in Section 11.5, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 14.6. The provisions of this Section 2.6(e) are not intended to, and shall not, be deemed to constitute an

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authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(f) With respect to the Assets and Liabilities described in Section 2.6(a), each of FAC and FinCo shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.7 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities, any Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets for Transfers and Assumptions to be effected pursuant to California Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such other form as the Parties shall reasonably agree, including the Transfer of real property with deeds as may be appropriate. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, the Parties shall cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable best efforts, on and after the Effective Time, to take or cause to be taken, all actions, and to do or cause to be done, all things reasonably necessary on their part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, following the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (for requests made following the Effective Time), to execute and deliver, or use commercially reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with

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the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party such title as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

Section 2.9 Novation of Liabilities.

(a) Each Party, at the request of the other Party, shall use commercially reasonable best efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested unless the requesting Party advances the funds.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party (the “Liable Party”) or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. The Liable Party shall indemnify the Other Party and hold it harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Other Party has engaged in any knowing violation of Law, fraud or intentional misrepresentation in connection therewith where such violation of Law, fraud or intentional misrepresentation gave rise to or increased the amount of such Liability. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of the Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of the Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without

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payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, shall Assume such rights and Liabilities without the payment of any further consideration,.

Section 2.10 Guaranties.

(a) Except for those guaranties set forth on Schedule 2.10(a) (Guaranties Not Removed) where FAC shall remain as guarantor and FinCo shall indemnify and hold harmless the FAC Indemnitees for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of ARTICLE VIII) or as otherwise specified in any Ancillary Agreement, on or prior to the Effective Time (or as soon as practicable thereafter), (i) FAC shall (with the reasonable cooperation of the applicable member of the FinCo Group) use its commercially reasonable best efforts to have any member of the FinCo Group removed as guarantor of or obligor for any FAC Retained Liability, including in respect of those guaranties set forth on Schedule 2.10(a)(i) (FAC Removed Guaranties), to the extent that they relate to FAC Retained Liabilities and (ii) FinCo shall (with the reasonable cooperation of the applicable member of the FAC Group) use its commercially reasonable best efforts to have any member of the FAC Group removed as guarantor of or obligor for any FinCo Liability, including in respect of those guaranties set forth on Schedule 2.10(a)(ii) (FinCo Removed Guaranties), to the extent that they relate to FinCo Liabilities.

(b) On or prior to the Effective Time, to the extent required to obtain a release from a guaranty pursuant to Section 2.10(a) (a “Guaranty Release”):

(i) of any member of the FAC Group, FinCo shall execute a guaranty agreement in the form of the existing guaranty or such other as restrictive or less restrictive form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which FinCo would be reasonably unable to comply or (B) that would be reasonably expected to be breached; and

(ii) of any member of the FinCo Group, FAC shall execute a guaranty agreement in the form of the existing guaranty or such other as restrictive or less restrictive form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which FAC would be reasonably unable to comply or (B) that would be reasonably expected to be breached.

(c) If FAC or FinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.10(a) and Section 2.10(b), (i) the Party that has assumed (or whose Group member has assumed) the Liability with respect to such guaranty shall indemnify and hold harmless or cause such Group member to indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of ARTICLE X) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of FAC and FinCo, on behalf of themselves and the members of their respective Groups, agree not to renew

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or extend the term of, increase its obligations under (other than customary increases in payment terms under contracts occurring in the ordinary course of business), or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which the other Party or member of such other Party’s Group is or may be liable unless all obligations of such other Party and the other members of such other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guarantied lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guarantied lease.

Section 2.11 Disclaimer of Representations and Warranties. EACH OF FAC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE FAC GROUP) AND FINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE FINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III.

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1 Certificate of Incorporation; Bylaws. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and Bylaws

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filed by FinCo with the Commission as exhibits to the FinCo Registration Statement.

Section 3.2 Directors. On or prior to the Distribution Date, FAC shall take all necessary action to cause the Board of Directors of FinCo to consist of the individuals identified in the FinCo Information Statement as director nominees of FinCo.

Section 3.3 Resignations.

(a) Except as set forth on Schedule 3.3 (FAC Employees/Directors Not Resigning), on or prior to the Distribution Date, (i) FAC shall remove or cause all its employees and any employees of its Affiliates (excluding any employees of any member of the FinCo Group) to resign, effective as of the Distribution Date, from all positions as officers or directors of any member of the FinCo Group in which they serve, and (ii) FinCo shall remove or cause all its employees and any employees of its Affiliates to resign, effective as of the Distribution Date, from all positions as officers or directors of any members of the FAC Group in which they serve.

(b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the FinCo Information Statement as the Person who is to hold such position or office following the Distribution.

Section 3.4 Ancillary Agreements. On or prior to the Effective Time, each of FAC and FinCo shall enter into, and where applicable shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

ARTICLE IV.

THE DISTRIBUTION

Section 4.1 Stock Dividends to FAC Shareholders. On the Distribution Date, FAC will cause the Distribution Agent to distribute all of the outstanding shares of FinCo Common Stock then owned by FAC to the holders of FAC Common Shares as of the Distribution Record Date, and to credit the appropriate class and number of such shares of FinCo Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of FinCo Common Stock. For shareholders of FAC who own FAC Common Shares through a broker or other nominee, their shares of FinCo Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of FAC Common Shares on the Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution one (1) share of FinCo Common Stock for every one (1) FAC Common Share held by such shareholder. No action by any such shareholder shall be necessary for such shareholder (or such shareholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) FinCo Common Stock such shareholder is entitled to in the Distribution.

Section 4.2 Fractional Shares. FAC shareholders holding on the Distribution Record Date a number of FAC Common Shares that would entitle such shareholders to receive less than one whole share of FinCo Common Stock in the Distribution, will receive cash in lieu of

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fractional shares. Fractional shares of FinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of FinCo Common Stock allocable to each holder of record or beneficial owner of FAC Common Shares as of the close of business on the Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale (after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes). These sales of fractional shares shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of FAC, FinCo or the Distribution Agent will guarantee any minimum sale price for the fractional shares of FinCo Common Stock. Neither FAC nor FinCo will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of FAC or FinCo.

Section 4.3 Actions in Connection with the Distribution.

(a) FinCo shall file such amendments and supplements to its Registration Statement as FAC may reasonably request prior to the Effective Time, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to its Registration Statement as may be required by the Commission or federal, state or foreign securities Laws.

(b) FinCo shall mail to the holders of FAC Common Shares, at such time on or prior to the Distribution Date as FAC shall determine, the FinCo Information Statement, as well as any other information concerning FinCo, its business, operations and management, the Plan of Separation and such other matters as FAC shall reasonably determine are necessary and as may be required by Law.

(c) FinCo shall also, prior to the Effective Time, cooperate with FAC in preparing, filing with the Commission or similar (U.S. or international) authority and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Plan of Separation or other transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Promptly after receiving a request from FAC, to the extent requested, FinCo shall prepare and, in accordance with applicable Law, file with the Commission or similar authority any such documentation that FAC determines is necessary or desirable to effectuate the Distribution, and FAC and FinCo shall each use commercially reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

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(e) Promptly after receiving a request from FAC prior to the Effective Time, FinCo shall prepare and file, and shall use commercially reasonable best efforts to have approved and made effective, an application for the original listing of the FinCo Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(f) Each Party shall provide all cooperation reasonably requested by the other Party that is necessary or desirable in connection with the Financing Arrangements.

(g) Nothing in this Section 4.3 shall be deemed, by itself, to shift Liability to FAC for any portion of the FinCo Registration Statement or FinCo Information Statement.

Section 4.4 Sole Discretion of FAC. FAC shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, FAC may, in accordance with Section 14.11, at any time and from time to time until the completion of Distribution, decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of the Distribution.

Section 4.5 Conditions to the Distribution. Subject to Section 4.4, the following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of FAC and shall not give rise to or create any duty on the part of FAC or the Board of Directors of FAC to waive or not waive any such condition.

(a) The FinCo Registration Statement shall have been declared effective by the Commission, with no stop order in effect with respect thereto, and the FinCo Information Statement shall have been mailed to the holders of FAC Common Shares;

(b) The FinCo Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) FAC shall have received a private letter ruling from the Internal Revenue Service (the “IRS Ruling”), substantially to the effect that the distribution will qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code;

(d) FAC shall have received the opinion of Deloitte Tax LLP, in form and substance reasonably satisfactory to FAC, regarding the qualification of the Distribution as a tax-free transaction for federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, confirming the tax-free status of the Distribution for U.S. federal income tax purposes to the extent that such qualification is not addressed by the IRS Ruling, which opinion shall not have been withdrawn or modified;

(e) The Board of Directors of FAC shall have received an opinion from Duff & Phelps, LLC, in form and substance reasonably satisfactory to the Board of Directors, regarding FAC’s solvency and adequacy of capital immediately after the Distribution and an opinion from in-house counsel that, upon the Distribution, the shares of FinCo Common Stock will be validly issued, fully paid and non-assessable;

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(f) Any material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect;

(g) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event outside the control of FAC that prevents the consummation of all or any portion of the Distribution shall have occurred or failed to occur;

(h) The financing transactions described in the FinCo Information Statement as having occurred in connection with the Distribution shall be in place or have been consummated on or prior to the Distribution; and

(i) The Board of Directors of FAC shall have approved the Distribution, which approval may be given or withheld at its absolute and sole discretion.

ARTICLE V.

CERTAIN COVENANTS

Section 5.1 Corporate Names and Trademarks.

(a) Corporate Names. As of the Effective Time and subject to Section 5.2(b), the Parties shall adopt and conduct business under their respective identities and Trademarks. Further, as of the Effective Time, the Parties shall cease to hold themselves out as having any affiliation with any of the other Parties or such Parties’ Affiliates (except as permitted or required under any Continuing Arrangement or Ancillary Agreement or applicable Law); provided, however, that for a period of five (5) years following the Distribution Date, the foregoing shall not prohibit any Party or any member of a Party’s Group from stating in any advertising or any other communication that it is formerly a FAC Affiliate or FinCo Affiliate, as applicable.

(b) FAC and Data Tree Name Changes. FAC agrees to use commercially reasonable best efforts to obtain the approval of its shareholders to change the name of FAC to a name that does not include the word “First” or “American” and further agrees, upon receipt of such shareholder approval, to take any and all actions necessary to effect such name change, including making all required filings in connection therewith, promptly following the Effective Time. FAC agrees to change the name of Data Tree to a name that does not include the word “Data” or “Tree” and to take any and all actions necessary to effect such name change, including making all required filings in connection therewith, promptly following the Effective Time.

(c) First American Trademark. Except as otherwise specifically provided for in the Ancillary Agreements (including the License Agreement), FAC shall, and shall cause its Affiliates to, as of the Effective Time, cease making any use of “First American” or any derivative thereof. FAC agrees that a License Agreement with FinCo, the owner of the “First American” Trademark, is required for any use by FAC or its Affiliates of such Trademark.

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(d) Other Party Marks. The Parties agree that nothing in the relationship of the Parties nor past use of any Trademarks (other than those described in Section 5.1(a)) belonging to the other Party’s Group (“Other Party Marks”) prior to the Effective Time shall constitute an implied or express license or right to continued use of the Other Party Marks after the Effective Time and no Party’s Group shall have any right to use the Other Party Marks except to the extent expressly set forth in the License Agreement.

Section 5.2 Financial Statements and Accounting. Each Party agrees to provide the following assistance of access set forth in clauses (a), (b) and (c) of this Section 5.2, (i) during the three hundred and sixty-five (365) days following the Effective Time in connection with the preparation and audit of each of the Party’s financial statements for the year ended December 31, 2010, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, in each case made as of December 31, 2010; (ii) until the second anniversary of the Effective Time, with the consent of the other Party (not to be unreasonably withheld or delayed) for reasonable business purposes; (iii) in the event that any Party changes its auditors within two (2) years of the Effective Time, then such Party may request reasonable access on the terms set forth in this Section 5.2 for a period of up to one hundred and eighty (180) days from such change; and (iv) from time to time following the Effective Time, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission:

(a) Annual Financial Statements. Each Party shall provide or provide access to the other Party on a timely basis all Information timely requested and reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “2010 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, upon reasonable advance notice, each Party will provide to its auditors all required financial and other Information with respect to itself and its Subsidiaries in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the 2010 Internal Control Audit and Management Assessments, if required.

(b) Access to Personnel and Records. Each Party shall authorize its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”), upon reasonable advance notice, both the personnel who performed or are performing the annual audits of such audited Party (the “Audited Party”) and work papers related

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to the annual audits of the Audited Party, in all cases within a reasonable time prior to the Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall, upon reasonable advance notice, make available to the Other Party’s Auditors and management its personnel and Records in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Party’s Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the 2010 Internal Control Audit and Management Assessments.

(c) Annual Reports. Each Party will, upon request, deliver to the other Party a substantially final draft, as soon as the same is prepared, of the first report to be filed with the Commission (or otherwise) that includes their respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended December 31, 2010 (such reports, collectively, the “Annual Reports”); provided, however, that each Party may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to the other Party as soon as reasonably practicable; provided further, that each Party’s personnel will actively consult with the other Party’s personnel prior to the anticipated filing with the Commission regarding any material changes that they may consider making to their respective Annual Reports and related disclosures that could reasonably be expected to have a significant effect upon the other Party’s financial statements or related disclosures.

Section 5.3 Certain Securities. Subject to the provisions of Section 6.1 as applicable, following the Distribution Date, FinCo agrees that, upon exercise of any option, warrant or similar security to purchase FAC Common Shares or the conversion of any note or other security of FAC convertible into FAC Common Shares (in each case that is not otherwise adjusted pursuant to the provisions of Section 6.1, as applicable), in each case that FAC has issued to third Persons prior to the Distribution, FinCo shall, upon request by FAC, promptly (and in any event within any time periods required by the terms of any such option, warrant, note or similar security) issue to FAC, as agent for the holder thereof, such number of shares of FinCo Common Stock that FAC would otherwise be required to deliver to such holder pursuant to the terms of any such security and FAC shall promptly deliver such shares to such holder. It is further agreed that with respect to such options, warrants, notes or similar securities, FinCo shall keep reserved for issuance a sufficient number of shares of its Common Stock to satisfy any future exercises of such options or warrants or conversion of such notes or other securities. In connection with the foregoing, FAC will promptly following receipt of notice that a holder desires to exercise any such options, warrants or similar security or convert such note or other security, in each case of the type described in this Section 5.3, notify FinCo, in writing, so that it may comply with the terms of this Section 5.3; provided, that FinCo shall have no additional Liability beyond the obligation to deliver shares as set forth in this Section 5.3. FinCo hereby assumes the obligations set forth in this Section 5.3. For purposes of this Section 5.3 and similar provisions in this Agreement, any references to “option” or “options” shall not include any options described in Section 6.1 and the treatment of such options described in Section 6.1 shall be governed by the provisions of Section 6.1.

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Section 5.4 Administration of Specified Shared Expenses. The Party so designated on Schedule 1.1(n) (Specified Shared Expenses) shall be responsible for administering each Specified Shared Expense. Each Party shall be responsible for payment of 50% of any Specified Shared Expense, except with respect to certain Specified Shared Expenses that are otherwise allocated between the Parties pursuant to the Tax Sharing Agreement or as otherwise provided on Schedule 1.1(n) (Specified Shared Expenses). The designated administering Party shall invoice the other Party on a quarterly basis, which other Party shall, promptly following receipt of such invoice, reimburse the administering Party for its allocable share of such Specified Shared Expenses. In addition, the administering Party shall, in connection with the receipt of such invoice, provide to the other Party a quarterly estimated budget (for informational and planning purposes only) of Specified Shared Expenses for the proceeding quarter. This Section 5.4 shall not apply to any expenses relating to any compensatory or benefit plan, program or arrangement addressed in ARTICLE VI.

Section 5.5 Cooperation. From and after the Effective Time, the Parties shall, and shall cause each of their respective Affiliates and employees to (a) provide reasonable cooperation and assistance to the other Party (and any member of its Groups) in connection with the completion of the Plan of Separation (including assisting in the preparation of the Distributions), (b) provide reasonable knowledge transfer regarding its applicable Business or FAC’s historical business and (c) assist the other Party in the orderly and efficient transition in becoming an independent company; in each case, except as may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees that would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. The cooperation and assistance provided for in this Section 5.5 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party or would unreasonably interfere with any of its employees’ normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available for advisory purposes those employees with particular knowledge of any function or service of which the other Party was not allocated the employees, agents or consultants involved in such function or service in connection with the Plan of Separation (including, employee benefits functions, risk management, etc.).

Section 5.6 Periodic Meetings. Unless otherwise agreed to by the Parties, at least once during each fiscal quarter during the three (3) year period following the Distribution Date and upon the request of one of the Parties within the seven (7) years thereafter, the Parties will hold a meeting for the purpose of sharing Information related to this Agreement, any Contingent Shared Liabilities or the preparation of any Party’s financial statements. Each Party will designate between one (1) and three (3) persons as its standing representatives for such meetings. Initially, the general counsels of FAC and FinCo shall be responsible for scheduling such meeting at reasonably consistent and convenient times and on no less than thirty (30) days’ notice. The Parties’ standing representatives and others may participate in such meetings in person or other medium by which all participants may hear each other.

ARTICLE VI.

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EMPLOYEE MATTERS

Section 6.1 Stock Options.

(a) FinCo Options.

(i) On behalf of all FinCo Employees who hold FAC Options, prior to the Distribution, FAC shall take all actions necessary such that each FAC Option held by a FinCo Employee that is outstanding immediately prior to the Distribution, whether vested or unvested, other than any FAC Option subject to the provisions of Section 6.1(c) below, shall, coincident with the consummation of the Distribution on the Distribution Date, be converted into an option to acquire FinCo Common Stock (a “FinCo Option”) in accordance with the succeeding paragraphs of this Section 6.1(a).

(ii) The number of shares subject to the FinCo Option shall equal the number of FAC Common Shares subject to the FAC Option multiplied by a fraction, the numerator of which is the Closing FAC Share Price and the denominator of which is the last per share trading price of FinCo Common Stock when-issued in the last trade on the NYSE on the Distribution Date (the “Pre-Distribution FinCo Stock Price”), with the resulting number of shares subject to the FinCo Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the FinCo Option shall be equal to the product of (A) the original exercise price of the FAC Option multiplied by (B) a fraction, the numerator of which shall be the Pre-Distribution FinCo Stock Price and the denominator of which shall be the Closing FAC Share Price, which product shall be rounded up to the nearest cent.

(iv) Prior to the Distribution Date, FAC shall cause FinCo to adopt the First American Financial Corporation 2010 Incentive Compensation Plan (the “FinCo Incentive Compensation Plan”), effective as of the Effective Time, shall ensure or cause FinCo to ensure that the shares issuable under such plan have been registered on Form S-8 (or successor form) promulgated by the Commission under the Securities Act, and shall approve, as the sole stockholder of FinCo, the adoption of the FinCo Incentive Compensation Plan. On or prior to the Effective Time, FAC shall take all actions deemed necessary and appropriate to revise awards issued with respect to any FAC Option converted to a FinCo Option to ensure that the terms and conditions of the FinCo Options described in this Section 6.1(a) are substantially similar to the terms and conditions applicable to the corresponding FAC Option, including the terms and conditions relating to vesting and the post-termination exercise period, and comply with the applicable provisions of Sections 424(a) and 409A of the Code.

(b) FAC Options.

(i) On behalf of all FAC Employees who hold FAC Options prior to the Distribution, FAC shall take all actions necessary such that each FAC Option that is outstanding immediately prior to the Distribution, whether vested or unvested, other than any FAC Option subject to the provisions of Section 6.1(c) below, shall, coincident with

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the consummation of the Distribution on the Distribution Date, be adjusted such that the number of shares subject to each FAC Option and the per-share exercise price reflect the impact of the Distribution in accordance with the succeeding paragraphs of this Section 6.1(b).

(ii) The adjusted number of shares subject to the FAC Option shall equal the original number of FAC Common Shares subject to the FAC Option multiplied by a fraction, the numerator of which is the Closing FAC Share Price, and the denominator of which is the Closing Ex-Distribution FAC Share Price in the last trade on the Distribution Date, with the resulting number of shares subject to the FAC Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the FAC Option shall be equal to the product of (A) the original exercise price of the FAC Option multiplied by (B) a fraction, the numerator of which is the Closing Ex-Distribution FAC Share Price and the denominator of which is the Closing FAC Share Price, which product shall be rounded up to the nearest cent.

(c) FAC Options for Certain FAC Option Holders. On behalf of all employees listed in Schedule 6.1(c) (FAC/FinCo Employees) and Former Corporate Employees, if any, who hold FAC Options granted prior to the Distribution, FAC shall take all actions necessary such that each such FAC Option that is outstanding immediately prior to the Distribution, whether vested or unvested, shall, coincident with the consummation of the Distribution on the Distribution Date be treated as described in this Section 6.1(c). Each FAC Option subject to this Section 6.1(c) will be split into two separate FAC Options, each covering 50% of the shares subject to the original FAC Option and each with a per share exercise price equal to the per share exercise price of the original FAC Option. One of two resulting FAC Options will be converted into a FinCo Option in the same manner as the FAC Options held by FinCo Employees as described in Section 6.1(a). The other resulting FAC Option will be adjusted in the same manner as the FAC Options held by FAC Employees as described in Section 6.1(b).

(d) Former Employees and Former FAC Directors.

(i) FAC Options held by Former FinCo Employees shall be treated in the same manner as options described in Section 6.1(a); and FAC Options held by Former FAC Employees and any other individuals listed on Schedule 6.1(d) (Additional FAC Option Holders) shall be treated in the same manner as options described in Section 6.1(b).

(ii) FAC Options held by individuals who are not employees of either FinCo or FAC (“Non-Employee Directors”) and who formerly served as FAC Directors or First Advantage Directors and on and after the Distribution Date are serving as FinCo Directors shall be treated in the same manner as described in Section 6.1(a) above. FAC Options held by Non-Employee Directors who continue to serve as FAC Directors on and after the Distribution Date, shall be treated in the same manner as described in Section 6.1(b) above.

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(iii) FAC Options held by Former FAC Directors shall be treated in the same manner as options described in Section 6.1(c).

(iv) FAC Options held by Former First Advantage Directors shall be treated in the same manner as options described in Section 6.1(b).

(e) Adjustments to Equity Awards in Connection With the Distribution. Notwithstanding any other provision of this Agreement, FAC shall have the authority to make any appropriate adjustments necessary to satisfy the requirements of U.S. Treasury Regulation Section 1.424-1 for each option award (without regard to whether such options would otherwise be subject to such regulation) in accordance with the anti-dilution provisions of the governing plan.

(f) Settlement of Options. Subject to the terms of this Agreement and any other agreement made by the Parties from time to time, upon the exercise of any FAC Options or FinCo Options, each of FAC and FinCo, respectively, shall be solely responsible to issue shares in settlement of such options without reimbursement, recourse or other compensation from the other Party. Neither Party shall have any power or authority to amend the vesting schedule or exercise period or any other term of an option granted by the other Party.

(g) Notwithstanding any of the foregoing in this Section 6.1, if the Board of Directors of FAC declares a reverse stock split in conjunction with the Distribution, FAC Options converted or adjusted pursuant to the preceding sections of this Section 6.1 will be adjusted as deemed necessary by the Parties to reflect the reverse stock split.

Section 6.2 Restricted Stock Units.

(a) General Treatment of Restricted Stock Units. Each FAC Restricted Stock Unit award that is outstanding immediately prior to the Distribution shall, coincident with the consummation of the Distribution on the Distribution Date, be converted into Restricted Stock Units as follows:

(i) On behalf of all FinCo Employees who hold such FAC Restricted Stock Units, FAC shall convert such Units into Restricted Stock Units payable in FinCo shares that shall retain the vesting schedule associated with such original FAC Restricted Stock Unit award. The number of FinCo Restricted Stock Units shall equal the number of outstanding FAC Restricted Stock Units as of the Distribution Date, multiplied by a fraction, the numerator of which is the Closing FAC Share Price and the denominator of which is the Pre-Distribution FinCo Stock Price, which product shall be rounded down to the nearest whole number of units.

(ii) On behalf of all FAC Employees who hold such FAC Restricted Stock Units, FAC shall retain such Units as Restricted Stock Units payable in FAC Common Shares that shall retain the vesting schedule associated with such original FAC Restricted Stock Unit award. The number of adjusted FAC Restricted Stock Units shall equal the original number of outstanding FAC Restricted Stock Units as of the Distribution Date, multiplied by a fraction, the numerator of which is the Closing FAC Share Price and the denominator of which is the Closing Ex-Distribution FAC Share

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Price, which product shall be rounded down to the nearest whole number of units.

(iii) On behalf of all employees listed in Schedule 6.1(c) (FAC/FinCo Employees) and any Former Corporate Employees, if any, who hold FAC Restricted Stock Units granted prior to the Distribution, FAC shall take all actions necessary such that each such award of FAC Restricted Stock Units that is outstanding immediately prior to the Distribution, whether vested or unvested, shall, coincident with the consummation of the Distribution on the Distribution Date, be treated as described in this Section 6.2(a)(iii). Each award of FAC Restricted Stock Unit subject to this Section 6.2(a)(iii) will be split into two separate awards of FAC Restricted Stock Units, each covering 50% of the shares subject to the original award of FAC Restricted Stock Units. One of two resulting awards of FAC Restricted Stock Units will be converted into an award of FinCo Restricted Stock Units in the same manner as the FAC Restricted Stock Units held by FinCo Employees as described in Section 6.2(a)(i). The other resulting award of FAC Restricted Stock Units will be adjusted in the same manner as the FAC Restricted Stock Units held by FAC Employees as described in Section 6.2(a)(ii).

(iv) FAC Restricted Stock Units held by Former FinCo Employees shall be treated in the same manner as restricted stock units described in Section 6.2(a)(i); and FAC Restricted Stock Units held by Former FAC Employees shall be treated in the same manner as restricted stock units described in Section 6.2(a)(ii).

(v) FAC Restricted Stock Units held by Non-Employee Directors who formerly served as FAC Directors and on and after the Distribution Date are serving as FinCo Directors shall be treated in the same manner as described in Section 6.2(a)(i) above. FAC Restricted Stock Units held by Non-Employee Directors who continue to serve as FAC Directors on and after the Distribution Date, shall be treated in the same manner as described in Section 6.2(a)(ii) above.

(vi) Notwithstanding the foregoing, if the Board of Directors of FAC declares a reverse stock split in conjunction with the Distribution, Restricted Stock Unit awards converted or adjusted pursuant to this Section 6.2(a) will be adjusted as deemed necessary by the Parties to reflect the reverse stock split.

(b) Grant and Settlement of Awards. Subject to the terms of this Agreement and any other agreement in force between the Parties from time to time, upon the vesting or payment of any FAC Restricted Stock Unit award or FinCo Restricted Stock Unit award, each of FAC and FinCo, respectively, shall be solely responsible to issue its shares in settlement of the respective awards payable in its shares without reimbursement, recourse or other compensation from the other Party. Neither Party shall have any power or authority to amend the vesting schedule or exercise period or any other term of an award of Restricted Stock Units granted by the other Party.

Section 6.3 Employee Stock Purchase Plan. Effective May 1, 2010, FAC temporarily discontinued the purchase of common shares under The First American Corporation 2001 Employee Stock Purchase Plan (the “ESPP”). Any contributions received subsequent to that date will be returned to employees in accordance with the terms of the ESPP. FinCo may adopt a

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new employee stock purchase plan effective after the Distribution Date and FAC may reactivate the ESPP effective after the Distribution Date. For the avoidance of doubt, following the Distribution Date, the employees listed in Schedule 6.3 (Employees Eligible for ESPP) shall continue to be eligible to participate in the ESPP, as well as any employee stock purchase plan maintained by FinCo for so long as such employees meet the eligibility criteria for each such plan.

Section 6.4 Nonqualified Deferred Compensation Plans.

(a) FinCo Deferred Compensation Plans.

(i) Effective as of the Distribution Date, FinCo (or any one of its Subsidiaries or Affiliates) shall be solely responsible for the satisfaction of all Liabilities under the FinCo Deferred Compensation Plans listed in Schedule 6.4(a) (FinCo Deferred Compensation Plans), and any other nonqualified deferred compensation plans in the United States or any other country covering FinCo Employees or Former FinCo Employees, other than those listed in Schedule 6.4(b) (FAC Deferred Compensation Plans) and specifically identified as FAC Deferred Compensation Plans. In this connection, FinCo (or any one of its Subsidiaries or Affiliates), shall maintain (and rename) the Pre-Distribution Deferred Compensation Plans as in effect prior to the Distribution Date (subject to such amendments as FinCo may wish to make that are not inconsistent with the terms of the relevant FinCo Deferred Compensation Plan).

(ii) All elections by FinCo Employees and Former FinCo Employees that were in effect under the terms of the applicable FinCo Deferred Compensation Plan immediately prior to the Distribution Date shall continue in effect from and after the Distribution Date until a new election that by its terms supersedes the prior election is made by such FinCo Employee or Former FinCo Employee in accordance with the terms of the applicable FinCo Deferred Compensation Plan and consistent with the provisions of Section 409A of the Code to the extent applicable.

(iii) As of the Distribution Date, FinCo shall be solely responsible for the management and administration of the FinCo Deferred Compensation Plans.

(iv) Payments to FinCo Employees and Former FinCo Employees under the FinCo Deferred Compensation Plans shall be made by FinCo or one of its Subsidiaries or Affiliates as determined in the sole discretion of FinCo.

(b) FAC Deferred Compensation Plans.

(i) Effective as of the Distribution Date, FAC (or any one of its Subsidiaries or Affiliates) shall be solely responsible for the satisfaction of all Liabilities under the FAC Deferred Compensation Plans listed in Schedule 6.4(b) (FAC Deferred Compensation Plans) and any nonqualified deferred compensation plan benefits covering FAC Employees and Former FAC Employees under the FAC Deferred Compensation Plans. In this connection, FAC (or any one of its Subsidiaries or Affiliates) shall maintain one or more nonqualified deferred compensation plans that shall contain terms that are substantially similar to the terms and conditions of the Pre-Distribution Deferred

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Compensation Plans as in effect prior to the Distribution Date (subject to such amendments as FAC may wish to make that are not inconsistent with the terms of the relevant FAC Deferred Compensation Plan).

(ii) All elections by FAC Employees and Former FAC Employees that were in effect under the terms of the applicable FAC Deferred Compensation Plan immediately prior to the Distribution Date shall continue in effect from and after the Distribution Date until a new election that by its terms supersedes the prior election is made by such FAC Employee or Former FAC Employee in accordance with the terms of the applicable FAC Deferred Compensation Plan and consistent with the provisions of Section 409A of the Code to the extent applicable.

(iii) As of the Distribution Date, FAC shall be solely responsible for the management and administration of the FAC Deferred Compensation Plans.

(iv) Payments to FAC Employees and Former FAC Employees under the FAC Deferred Compensation Plans shall be made by FAC or one of its Affiliates as determined in the sole discretion of FAC.

(c) Handling of Nonqualified Deferred Compensation for Certain Employees. Any employee listed in Schedule 6.1(c) (FAC/FinCo Employees) who continues to be employed by both FinCo and FAC after the Distribution Date and any Former Corporate Employee whose benefits under the Pre-Distribution Deferred Compensation Plans have not been distributed in full from such plans on or before the Distribution Date shall be provided with benefits under both the active FinCo Deferred Compensation Plans in the United States and the active FAC Deferred Compensation Plans in the United States, to the extent and according to the terms of this Section 6.4(c). Effective as of the Distribution Date, the following shall apply for such listed employees and for such Former Corporate Employees: (i) for any applicable account-based defined contribution plan, each such employee shall have fifty percent (50%) of his or her account balance in each such nonqualified deferred compensation plan sponsored by FAC immediately prior to the Distribution Date in which such employee participates retained by such FinCo Deferred Compensation Plan and the remaining fifty percent (50%) shall be transferred to the comparable FAC Deferred Compensation Plan, so that upon the completion of such actions, such employee shall have the same aggregate account balances under the relevant nonqualified deferred compensation plans both immediately before and immediately after the Distribution, (ii) for any applicable defined benefit plan, each such employee shall have fifty percent (50%) of his or her Distribution Date accrued benefit, fifty percent (50%) of his or her includable compensation for periods prior to the Distribution Date, plus one hundred percent (100%) of his or her service and plan participation for all applicable periods prior to the Distribution allocated to the calculation of his or her benefits under each such FinCo Deferred Compensation Plan and FAC Deferred Compensation Plan, respectively, so that upon the completion of such actions, such employee shall have the same aggregate accrued benefits under the relevant FinCo Deferred Compensation Plans and FAC Deferred Compensation Plans, both immediately before and immediately after the Distribution, (iii) for any applicable defined benefit plan, each such listed employee shall have one hundred percent (100%) of his or her respective includable compensation, service and plan participation for all applicable periods after the Distribution, for services rendered to FAC or FinCo, as the case may be, allocated to the calculation of his or her

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benefits solely under each such FinCo Deferred Compensation Plan or FAC Deferred Compensation Plan, as appropriate, and (iv) with respect to the distribution and administration of benefits addressed by this Section 6.4, each such Former Corporate Employee shall be treated as a Former FinCo Employee with respect to his or her benefits under a FinCo Deferred Compensation Plan and as a Former FAC Employee with respect to his or her benefits under a FAC Deferred Compensation Plan. Effective as of the Distribution Date, an individual’s benefit shall be paid solely from the applicable FinCo Deferred Compensation Plan and/or FAC Deferred Compensation Plan in which such individual participates.

(d) Continued Employment. Consistent with Section 409A of the Code, the Parties agree that FinCo Employees who participate in the Pre-Distribution Deferred Compensation Plans immediately prior to the Distribution Date and who participate in the FinCo Deferred Compensation Plans immediately following the Distribution Date, shall not experience a termination of employment or separation from service as a result of the transactions contemplated herein.

(e) Division of Assets and Liabilities. In connection with the Distribution, any assets held in trust to satisfy the Liabilities of a given Pre-Distribution Deferred Compensation Plan prior to the Distribution shall be allocated by value between such FAC Deferred Compensation Plan and its comparable FinCo Deferred Compensation Plan in proportion to the Liabilities allocated to such plans. Any assets held by any Party or Affiliate of a Party to satisfy the Liabilities of a given Pre-Distribution Deferred Compensation Plan prior to the Distribution shall be allocated by value between such FAC Deferred Compensation Plan and its comparable FinCo Deferred Compensation Plan in proportion to the Liabilities allocated to those plans. To the extent that assets cannot be divided according to the principles of the preceding sentences after taking commercially reasonable actions, the Parties shall cooperate to divide such assets as closely as reasonably possible according to those principles, and the Party sponsoring the Plan that receives a disproportionately greater allocation of the assets shall reimburse the other Party for any difference. For the avoidance of doubt, the FAC Deferred Compensation Plans shall assume one hundred percent (100%) of the Liabilities of FAC Employees and Former FAC Employees, as well as fifty percent (50%) of the Liabilities of Former Corporate Employees and any employee listed in Schedule 6.1(c) (FAC/FinCo Employees), and the FinCo Deferred Compensation Plans shall assume one hundred percent (100%) of the Liabilities of FinCo Employees and Former FinCo Employees, as well as fifty percent (50%) of the Liabilities of Former Corporate Employees and any employee listed in Schedule 6.1(c) (FAC/FinCo Employees).

Section 6.5 Pension Plans.

(a) On or prior to the Distribution Date, (i) FAC or one of its Affiliates shall issue and deliver a promissory note to FinCo in the aggregate principal amount to be mutually agreed between the Parties in the form attached hereto as Exhibit B covering FAC’s share of the underfunded portion of the FinCo Pension Plan (as defined below) benefit liability and plan administration costs and (ii) FinCo shall Assume sponsorship of and be solely responsible for the management, administration and funding of, and be solely responsible for all Assets and Liabilities under, the Pre-Distribution Pension Plan (to be hereinafter referred to as the FinCo Pension Plan), including with respect to FAC Employees, Former FAC Employees and Former

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Corporate Employees, and FAC shall have no obligation with respect thereto, except that FAC shall, and hereby does, retain and assume one-half of the Liability associated with the administration of the Pre-Distribution Pension Plan including with respect to any breach or alleged breach of fiduciary duty in connection therewith.

(b) As of the Distribution Date, FinCo shall take all such actions necessary to (i) become the sole plan sponsor and administrator of the FinCo Pension Plan and the sponsoring employer under the Trust holding the assets of such Plan and (ii) appoint members of the Plan investment committee and administrative committee.

(c) Following the Distribution Date, eligible participants (whether employed by FAC or FinCo or their adopting affiliates) shall continue to participate in the FinCo Pension Plan in accordance with the terms and conditions of the FinCo Pension Plan; provided, however, that the foregoing shall in no way alter any right of FinCo, subsequent to the Distribution Date, to amend or terminate the FinCo Pension Plan in accordance with its terms and applicable Law. FinCo and FAC shall reasonably cooperate with each other in order to facilitate the foregoing provisions of this Section 6.5.

(d) As of the Distribution Date, FinCo shall be solely responsible for the adjudication of all FinCo Pension Plan claims filed by FinCo Pension Plan participants (whether employees of FinCo, FAC, or an affiliated entity), including, but not limited to, claims filed before the Distribution Date under such Plan as in effect on the date such claim was filed.

Section 6.6 401(k) Savings Plans.

(a) FinCo 401(k) Savings Plans.

(i) As of the Distribution Date, FinCo shall Assume sponsorship of (and rename) and be solely responsible for the management and administration of all Assets and Liabilities under the Pre-Distribution Savings Plan, any other savings plans in the United States or any other country covering FinCo Employees, and all related trusts and other funding arrangements, other than the FAC Savings Plans and trusts and other funding arrangements related thereto (which shall be referred to as the FinCo Savings Plans).

(ii) Prior to the Distribution Date, FinCo shall take all such actions necessary to become the plan sponsor of the FinCo Savings Plans and appoint named fiduciaries of the FinCo Savings Plans, as appropriate.

(iii) As of the Distribution Date, FinCo shall be solely responsible for the adjudication of claims filed by FinCo Employees, Former FinCo Employees, Former Corporate Employees, if any, and all employees listed in Schedule 6.1(c) (FAC/FinCo Employees) under any FinCo Savings Plan.

(iv) Nothing contained in this Agreement shall alter in any way the right of FinCo, subsequent to the Distribution Date, to amend or terminate any or all of the FinCo Savings Plans in accordance with the terms thereof and applicable Law.

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(b) FAC 401(k) Savings Plans.

(i) As of the Distribution Date, FAC shall Assume or shall have previously Assumed sponsorship of and be solely responsible for the management and administration of all Assets and Liabilities under the First Advantage Savings Plan. Following the Distribution Date, FAC shall retain sole responsibility for all benefit obligations incurred prior to the Distribution Date and Liabilities under the First Advantage Savings Plan, and any other savings plans in the United States or any other country covering FAC Employees, and all related trusts and other funding arrangements, other than the FinCo Savings Plans and trusts and other funding arrangements related thereto (which shall be referred to as the FAC Savings Plans).

(ii) As of the Distribution Date, FAC shall cause or shall have caused the Assets and Liabilities of the Pre-Distribution Savings Plan attributable to FAC Employees and Former FAC Employees to be Assumed by the First Advantage Savings Plan and transferred to the trust maintained under the First Advantage Savings Plan in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The Assets to be transferred will be in the form of cash or other property, as FAC and FinCo shall mutually agree prior to such transfer. For the avoidance of doubt, the Assets and Liabilities of the Pre-Distribution Savings Plan attributable to FinCo Employees, Former FinCo Employees, Former Corporate Employees, if any, and all employees listed in Schedule 6.1(c) (FAC/FinCo Employees) shall not be Assumed by the First Advantage 401(k) Plan or transferred to the trust maintained under the First Advantage 401(k) Plan; provided, however, that following the Distribution Date, the employees listed on Schedule 6.6(b) (Employees Eligible for FAC/First Advantage 401(k) Plans) shall be permitted to participate in both the Pre-Distribution Savings Plan and the First Advantage 401(k) Plan for so long as such employees meet the eligibility criteria for each such plan.

(iii) As of the Distribution Date, FAC shall be solely responsible for the adjudication of claims filed by FAC Employees or Former FAC Employees under any FAC Savings Plan

(iv) Nothing contained in this Agreement shall alter in any way the right of FAC, subsequent to the Distribution Date, to amend or terminate the FAC Savings Plan in accordance with its terms and applicable Law.

Section 6.7 Pension Restoration Plan.

(a) Subject to Section 6.7(e), as of the Distribution Date, (i) FinCo shall Assume sponsorship of and be solely responsible for the management and administration of, and be solely responsible for, all Liabilities under the FinCo Restoration Plan, and FAC shall have no obligation with respect thereto; and (ii) FAC shall retain and be solely responsible for the management, administration, and Liabilities of the FAC Restoration Plan and FinCo shall have no obligation with respect thereto.

(b) Effective as of the Distribution Date, (i) FinCo shall take all such actions

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necessary to become the sole plan sponsor of the FinCo Restoration Plan and appoint the members of the Plan Administration Committee, and (ii) FAC shall take all such actions necessary to become the sole plan sponsor of the FAC Restoration Plan and appoint members of the Plan Administration Committee.

(c) Following the Distribution Date, (i) eligible participants shall continue to participate in the FinCo Restoration Plan in accordance with its terms; provided, however, that the foregoing shall in no way alter any right of FinCo, subsequent to the Distribution Date, to amend or terminate the FinCo Restoration Plan in accordance with its terms and applicable Law, and (ii) eligible participants shall continue to participate in the FAC Restoration Plan in accordance with its terms; provided, however, that the foregoing shall in no way alter any right of FAC, subsequent to the Distribution Date, to amend or terminate the FAC Restoration Plan in accordance with its terms and applicable Law. FinCo and FAC shall reasonably cooperate with each other in order to facilitate the foregoing provisions of this Section 6.7.

(d) As of the Distribution Date, (i) FinCo shall be solely responsible for the adjudication of all FinCo Restoration Plan claims filed by FinCo Restoration Plan participants, including but not limited to claims filed before the Distribution Date under such Plan, provided that the claim relates to Liabilities assumed by FinCo under this Section 6.7, and (ii) FAC shall be solely responsible for the adjudication of all FAC Restoration Plan claims filed by FAC Restoration Plan participants, including but not limited to claims filed before the Distribution Date under such Plan; provided that the claim relates to Liabilities assumed by FAC under this Section 6.7.

(e) Notwithstanding anything herein to the contrary, any Pre-Distribution Restoration Plan participant who continues to be employed by both FinCo and FAC after the Distribution Date, or who is a Former Corporate Employee, shall have fifty percent (50%) of his or her Distribution Date accrued benefit, fifty percent (50%) of his or her includable compensation for periods prior to the Distribution Date, plus one hundred percent (100%) of his or her service and plan participation for all applicable periods prior to the Distribution Date allocated to the calculation of his or her benefits under such FinCo Restoration Plan or FAC Restoration Plan, respectively, so that upon the completion of such actions, such employee shall have the same aggregate accrued benefits under the FinCo Restoration Plan and FAC Restoration Plan, both immediately before and immediately after the Distribution Date.

Section 6.8 Health, Welfare and Fringe Benefit Plans.

(a) FinCo Health Plans.

(i) Effective as of April 1, 2010, FinCo shall Assume sponsorship of the Pre-Distribution Health Plans (which shall be referred to as the FinCo Health Plans upon and following the time of the transfer thereof to FinCo), and FinCo Employees shall continue to participate in such FinCo Health Plans on and after the transfer thereof to FinCo. After the date of the transfer thereof to FinCo (the “Plan Transfer Date”), FinCo shall assume sole responsibility for all Liabilities under the FinCo Health Plans and sole responsibility for the payment of all employer-related costs in maintaining the FinCo Health Plans, and for the collection and remittance of participant contributions and

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premiums, and shall appoint the members of the FinCo Health Plan benefits review committee.

(ii) Upon the Plan Transfer Date, FinCo shall become solely responsible for the adjudication and payment of any claims incurred by a FinCo Employee, Former FinCo Employee, FAC Employee or Former FAC Employee before the Plan Transfer Date under a Pre-Distribution Health Plan that have not been finally adjudicated by FAC on the day immediately preceding the Plan Transfer Date (including, without limitation, any COBRA or retiree medical claims) (the “Run-out”), but FAC must reimburse FinCo for the Run-out FinCo pays for FAC Employees and Former FAC Employees on or after April 1, 2010.

(iii) Any determination made or settlements entered into by FAC prior to the Plan Transfer Date with respect to claims incurred under the Pre-Distribution Health Plans shall be final and binding.

(iv) As of the Plan Transfer Date, any Liabilities under COBRA and/or retiree medical Liabilities attributable to any FinCo Employee or Former FinCo Employees (or a qualified beneficiary of such individuals) shall become a FinCo Liability. Effective as of the Plan Transfer Date, FinCo shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the FinCo Health Plans and with the retiree medical obligations under the FinCo Health Plans for FinCo Employees, Former FinCo Employees and their qualified beneficiaries (as such term is defined under COBRA).

(v) Notwithstanding anything to the contrary in this Section 6.8, on and after the Plan Transfer Date, Former Corporate Employees and any employee listed on Schedule 6.1(c) (FAC/FinCo Employees) shall participate in the FinCo Health & Welfare Plans according to their terms, and FAC shall reimburse FinCo for 50% of the sum of (A) the accrual rates for any self-insured Health & Welfare Plan in which such Former Corporate Employees and/or FAC/FinCo Employees participates, (B) any claims in excess of those accrual rates that are not covered by stop loss insurance that any such employee incurs under such self-insured plan, and (C) the cost of any employer subsidy for any insured welfare plan that FinCo subsidizes (after taking into account any employee premiums paid under such plans), for so long as a Schedule 6.1(c) (FAC/FinCo Employees) employee continues to be a co-employee of both FinCo and FAC and continues to participate in the FinCo Health & Welfare Plans or a Former Corporate Employee continues to participate in the FinCo Health & Welfare Plans.

(b) FAC Health Plans.

(i) Effective as of April 1, 2010, FAC shall establish the FAC Health Plans, and FAC Employees shall cease participating in the Pre-Distribution Health Plans as of the effective date of the FAC Health Plan, and shall instead participate in the FAC Health Plans in accordance with their terms. As of the effective date of the FAC Health Plans (except as otherwise provided below): FAC shall be solely responsible for the management and administration of the FAC Health Plans and solely responsible for the

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payment of all employer-related costs in establishing and maintaining the FAC Health Plans, paying all benefits thereunder, and for the collection and remittance of participant contributions and premiums and shall establish and appoint members to a benefits review committee to review FAC Health Plan claims.

(ii) Effective as of the transfer of the Pre-Distribution Health Plans to FinCo, FinCo shall become solely responsible for the adjudication and payment of any Pre-Distribution Health Plan claims incurred by a FAC Employee or Former FAC Employee but not finally adjudicated by FAC on the day immediately preceding the effective date of the FAC Health Plans (including, without limitation, any COBRA or retiree medical claims).

(iii) Following the effective date of the FinCo Health Plans, any determination made or settlements entered into by FinCo with respect to claims incurred under the Pre-Distribution Health Plans by FAC Employees and Former FAC Employees shall be final and binding.

(iv) Effective for claims incurred on or after the effective date of the FAC Health Plans, FAC shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the FAC Health Plans and with the retiree medical obligations under the FAC Health Plans for FAC Employees, Former FAC Employees and their qualified beneficiaries (as such term is defined under COBRA). Notwithstanding the foregoing, for avoidance of doubt, FinCo (as successor to the Pre-Distribution Health Plans) shall be and remain responsible for all COBRA and retiree medical Run-out with respect to any FAC Employee or Former FAC Employee, but FAC must reimburse FinCo for the Run-out FinCo pays for FAC Employees and Former FAC Employees on or after April 1, 2010.

(v) The FAC Health Plan shall provide that each eligible FAC Employee or Former FAC Employee will receive credit in 2010 for any co-payments and deductibles paid during 2010 under a Pre-Distribution Health Plan prior to the effective date of the FAC Health Plans in satisfying any applicable 2010 deductible or out-of-pocket requirements under the FAC Health Plan. The FAC Health Plan shall also provide that it shall cover any pre-existing conditions and pre-authorized medical procedures that are recognized under the Pre-Distribution Health Plan, and shall take into account all financial accumulators (including without limitation any prior expenses charged against any annual or lifetime or other plan maximums) accounted for under the Pre-Distribution Health Plans.

(vi) The FinCo Health Plans and the FAC Health Plans will provide that each eligible FAC Employee or Former FAC Employee participating in the FAC Health Plans on or after April 1, 2010, and each eligible FinCo Employee or Former FinCo Employee participating in the FinCo Health Plans on or after April 1, 2010, will receive credit in 2010 for any co-payments and deductibles paid during 2010 under the applicable Health Plan, if before the Distribution Date such Employee thereafter transfers to either the FinCo Health Plans or FAC Health Plans, as the case may be, and that this credit shall apply in satisfying any applicable 2010 deductible or out-of-pocket

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requirements under the FinCo Health Plans, or FAC Health Plans, as the case may be.

(vii) The FinCo Health Plans and FAC Health Plan shall cover any pre-existing conditions and pre-authorized medical procedures to the extent these are recognized under the FinCo Health Plans or FAC Health Plan, as the case may be, for each eligible FAC Employee or Former FAC Employee participating in the FAC Health Plan on or after April 1, 2010, and each eligible FinCo Employee or Former FinCo Employee participating in the FinCo Health Plans on or after April 1, 2010, that transfers to either the FinCo Health Plans or FAC Health Plan after April 1, 2010 and before the Distribution Date, and in those cases, with respect to such transferring employees, the Plans shall also take into account all financial accumulators (including, without limitation, any prior expenses charged against any annual or lifetime or other plan maximums) accounted for under the FinCo Health Plans or FAC Health Plan, as the case may be.

(viii) Any accumulated premiums collected from January 1, 2010 through March 31, 2010, shall be used to pay Pre-Distribution Health Plan expense until such time; whereupon any excess accumulated premiums remaining thereafter shall be allocated between and proportionate to the Liabilities of the respective FinCo Health Plans and FAC Health Plans.

(c) Section 125 Plans. Effective as of April 1, 2010, FinCo will assume responsibility for sponsorship and administration of the Pre-Distribution Section 125 Plan with respect to FinCo Employees and Former FinCo Employees, and FAC will establish or cause to be established a FAC Section 125 Plan with respect to FAC Employees and Former FAC Employees. On and after that date, (i) FAC shall be solely responsible for the management and administration of the FAC Section 125 Plan, and (ii) FinCo will transfer all FAC Employee and Former FAC Employee Section 125 accounts (including without limitation Flexible Spending Accounts (“FSA”)) from the FinCo Section 125 Plan to the FAC Section 125 Plan.

(d) Disability Plans. Effective not later than the Distribution Date, (i) FinCo shall assume responsibility for the sponsorship and administration of the Pre-Distribution Disability Plans (which shall be known as the FinCo Disability Plans), and (ii) FAC shall establish the FAC Disability Plans. On and after that date, FAC Employees shall cease participating in the Pre-Distribution Disability Plans and/or FinCo Disability Plans, and shall begin participating in the FAC Disability Plans. On and after the effective date of the FAC Disability Plans: (i) FAC shall be solely responsible for the management and administration of the FAC Disability Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the FAC Disability Plans, and (ii) FinCo shall assume sole responsibility for all disability Liabilities under the FinCo Disability Plans and shall be solely responsible for the payment of all employer-related costs in maintaining the FinCo Disability Plans. In the event that a FinCo Disability Plan is self-funded, FAC shall reimburse FinCo for the cost of providing disability benefits to an FAC Employee or Former FAC Employee for time periods occurring on or after the Distribution Date.

(e) Group Insurance Plans. Effective no later than the Distribution Date, (i) FinCo shall assume responsibility for the sponsorship and administration of the Pre-Distribution

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Group Insurance Plans (which shall be known as the FinCo Group Insurance Plans), and (ii) FAC shall establish the FAC Group Insurance Plans. FAC Employees shall cease participating in the Pre-Distribution Group Insurance Plans and/or FinCo Group Insurance Plans as of such date, and shall begin participating in the FAC Group Insurance Plans. On and after the effective date of the FAC Group Insurance Plans: (i) FAC shall be solely responsible for the management and administration of the FAC Group Insurance Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the FAC Group Insurance Plans, and (ii) FinCo shall assume sole responsibility for all Liabilities under the FinCo Group Insurance Plans and shall be solely responsible for the payment of all employer-related costs in maintaining the FinCo Group Insurance Plans.

(f) Fringe Benefits. Effective no later than the Distribution Date, FinCo shall be responsible for establishing the FinCo Fringe Benefits Plans (as necessary) and FAC shall be responsible for establishing the FAC Fringe Benefits Plans (as necessary) and each party shall maintain its own fringe benefit plans, policies and arrangements, including any employee assistance program, educational assistance program and any other fringe benefit plans, programs and arrangements. FinCo shall be solely responsible for the management and administration of all related obligations and responsibilities with respect to claims for such fringe benefits by FinCo Employees and Former FinCo Employees (i) incurred under the FinCo Fringe Benefit Plans on and after the effective date of the FinCo Fringe Benefit Plans and (ii) incurred but not paid under the Pre-Distribution Fringe Benefit Plans prior to the effective date of the FinCo Fringe Benefit Plans. FAC shall retain financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by FAC Employees and Former FAC Employees at any time.

(g) Paid Time Off and Payroll. Effective as of the Distribution Date, each Party shall establish or retain their own paid time off policy and (i) any earned but unused paid time off (including vacation pay) that a FinCo Employee is entitled to as of the Distribution Date will be credited to the FinCo Employee under the FinCo paid time off policy and provided in accordance with that policy; and (ii) any earned but unused paid time off (including vacation pay) that a FAC Employee is entitled to as of the Distribution Date will be continued by the FAC paid time off policy and provided in accordance with that policy. On and after the Distribution Date, each Party shall have no liability for paid time off on behalf of the other Party’s employees.

(h) Annual Bonus Plans. With respect to any annual bonus or incentive plan not otherwise described in this Agreement, each Party (or their applicable Affiliate or Subsidiary) shall be responsible for all Liabilities and fully perform, pay and discharge all annual bonus obligations relating to any annual incentive plan for their respective employees and former employees for 2010 and thereafter.

Section 6.9 Cooperation and Administrative Provisions.

(a) Notwithstanding anything herein to the contrary, the Parties shall reasonably cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, Board resolutions, government filings, data, payroll and employment Information on regular timetables, make certain that each applicable entity’s data and records are correct and updated on a timely basis,

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and cooperate as needed with respect to (i) any litigation with respect to an employee benefit plan or arrangement contemplated by this Agreement, (ii) an audit of an employee benefit plan or arrangement contemplated by this Agreement by the Internal Revenue Service, Department of Labor or any other Government Entity, (iii) seeking a determination letter, private letter ruling or advisory opinion from the Internal Revenue Service or Department or Labor on behalf of any employee benefit plan or arrangement contemplated by this Agreement, and (iv) any filings that are required to be made or supplemented to the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor or any other Government Entity; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(b) Notwithstanding anything herein to the contrary, the Parties agree that they shall share all necessary data elements to administer the FAC and FinCo equity plans described in Section 6.1 and Section 6.2 for up to a period not to exceed ten (10) years following the Distribution Date. This data shall be made available in the formats that exist at the time of the distribution or in any other mutually agreeable format. Data shall be transmitted to these administrators via a mutually agreeable method of data transmission. Each Party also agrees to ensure that their plan administrator will make available all necessary data elements required now or in the future including but not limited to, exercise, lapse and tax data, in a timely fashion and to withhold appropriate taxes at the direction of the employer company of the individual for the time period covered under this provision.

(c) With respect to any employees on international assignment who are listed on Schedule 6.9(c) (FinCo Employees on International Assignment) and who become FinCo Employees, (i) if such employees are repatriated to their home countries or initiate the process of repatriation prior to the Distribution Date, FAC shall pay the costs of repatriation; and (ii) if such employees remain on international assignment through the Distribution Date, (A) FAC shall pay the cost of assignment up to the Distribution Date except that the tax obligation for the year of separation shall be prorated between FAC and FinCo, as set forth in Schedule 6.9(c) (FinCo Employees on International Assignment), and (B) any costs related to repatriation initiated at some future date shall be the responsibility of FinCo.

(d) The Parties shall share, or cause to be shared, all Information on participants in the FinCo Plans and FAC Plans that is necessary and appropriate for the efficient and accurate administration of the FinCo Plans and FAC Plans, including (but not limited to) Information reasonably necessary to timely respond to claims for benefits made by participants and Information on expenses incurred by FinCo Plans prior to the Distribution Date so that FinCo may invoice and pay administrative expenses from their respective plan trusts as described below. The Parties and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection and transfer, be given reasonable and timely access to, and may make copies of, all Information relating to the subjects of this ARTICLE VI to the extent necessary or appropriate for such administration. The Parties agree, upon reasonable request, to provide financial, operational and other Information on each FinCo Plan and FAC Plan, including (but not limited to) Information on a plan’s assets and liabilities, at a level of detail reasonably necessary and appropriate for the efficient and accurate administration of each of the FinCo Plans and FAC Plans. Notwithstanding the foregoing, if any such Information described in this Section 6.9(d) cannot be reasonably obtained without additional cost, each Party

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shall agree to reimburse the other Party for all additional third-party costs and such other reasonable costs of obtaining the Information. To the extent that the FinCo Health Plans and the FAC Health Plans share protected health Information (“PHI”), the FinCo Health Plans and FAC Health Plans hereby agree to enter into appropriate business associate agreements to cover the sharing of PHI, as required by the Health Insurance Portability and Accountability Act of 1996.

(e) To the extent not covered elsewhere in this Agreement, with respect to expenses and costs incurred on behalf of a FinCo Plan or FAC Plan: (i) FinCo shall be responsible, through either direct payment or reimbursement to FAC for its allocable share of actual third party and/or vendor costs and expenses incurred by any member of the FAC Group or the FAC Plans relating to FinCo Employees or Former FinCo Employees, and (ii) FAC shall be responsible, through either direct payment or reimbursement to FinCo for its allocable share of actual third party and/or vendor costs and expenses incurred by any member of the FinCo Group or the FinCo Plans relating to FAC Employees or Former FAC Employees. An allocable share of any such costs and expenses will be determined in a manner consistent with the manner in which the allocable share of such costs and expenses was determined prior to the Distribution Date. The Parties agree to pay their allocable share for any third-party costs associated partially or entirely with their respective employee benefit plans associated with this Distribution following the Distribution Date.

(f) To the extent not covered elsewhere in this Agreement, with respect to all employee benefit plans, policies, programs, payroll practices, and arrangements maintained outside of the United States, the Parties agree that they shall reasonably cooperate and work together to facilitate any transfer of employee benefit plans, policies, programs, payroll practices, and arrangements as necessary and in accordance with applicable Law.

(g) To the extent not otherwise provided in this Agreement, the Parties agree that if an amount in the nature of a recovery (including without limitation, a litigation recovery, premium or other fee or cost rebate, or demutualization proceeds) becomes payable as the result of the maintenance of an employee benefit plan covered by this Agreement and such recovery is attributable to events that occurred prior to the Distribution, then (i) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a pre-Distribution master trust or other trust (a “Pre-Distribution Trust”) that was split into two trusts maintained by the Parties as a result of the Distribution, such recovery will be allocated to the appropriate post-Distribution trusts in the same proportion as was applicable to the Pre-Distribution Trust split; (ii) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a Pre-Distribution Trust that was not split as a result of the Distribution, such recovery will be allocated solely to that trust; (iii) notwithstanding (i) or (ii), to the extent attributable to a FAC Employee or Former FAC Employee, allocated to FAC and to the extent attributable to a FinCo Employee or Former FinCo Employee, allocated to FinCo; and (iv) to the extent that a recovery is not covered by subclauses (i), (ii) or (iii) above, the Parties will reasonably cooperate with each other and, subject to any applicable fiduciary duties under ERISA or otherwise, determine a fair allocation of the recovery among the appropriate post-Distribution employee benefit plans, associated trusts and/or plan participants.

(h) To the extent not covered elsewhere in this Agreement, the Parties (and their Subsidiaries and Affiliates) are hereby authorized to implement the provisions of this

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ARTICLE VI, including by making appropriate adjustments to employee benefits provided for in this Agreement; provided such adjustments are intended for administrative or recordkeeping purposes to retain the value of benefits provided in accordance with the provisions of this Agreement.

Section 6.10 Approval of Plans; Terms of Participation by Employees in Plans.

(a) Approval of Plans. On or prior to the Distribution Date, the Parties shall take all actions as may be necessary to approve the stock-based employee benefit plans of FinCo in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(b) Non-Duplication of Benefits. The FinCo Plans and FAC Plans shall not provide benefits that duplicate benefits provided to a participant by a corresponding FinCo Plan or FAC Plan. The Parties shall agree on methods and procedures, including amending the respective plan documents, to prevent FinCo Employees, Former FinCo Employees, FAC Employees and Former FAC Employees from receiving duplicate benefits from the FinCo Plans, and FAC Plans; provided, that nothing shall prevent FinCo from unilaterally amending the FinCo Plans to avoid such duplication and nothing shall prevent FAC from unilaterally amending the FAC Plans to avoid such duplication.

(c) Service Credits under Plans. Except as may be specified in Schedule 6.10(c) (Service Credits Under Plans), service with FAC or any of its Subsidiaries shall be credited under the FinCo Plans and FAC Plans to the extent and for the express purposes set forth (including, as applicable and without limitation: eligibility, vesting, company match levels, subsidies, recognition of pre-existing credit and credit for amounts of co-pays, out-of-pocket maximums and deductibles, but not for benefit accrual purposes under pension plans not in existence on the Distribution Date) under the applicable FinCo Plan or FAC Plan, except to the extent duplication of benefits would result; provided, however, that in the event an employee or former employee of one of the Parties (or its Subsidiaries or Affiliates) becomes employed by the other Party (or its Subsidiaries or Affiliates) after December 31, 2010, such employee or former employee’s service with any member of the FAC controlled group prior to the Distribution Date need not be credited by the new employer except to the extent required by Law. Notwithstanding the foregoing, in the event of any conflict between this Section 6.10(c) and the terms of any FinCo Plan or FAC Plan, the express terms of such plan shall govern.

(d) Plan Elections. Except as may be specifically provided otherwise under this Agreement or applicable Law, all participant elections (including, without limitation, enrollment elections, deferral elections, investment elections, benefit elections, FSA elections, payment elections, beneficiary designations, qualified domestic relations orders, qualified medical child support orders and loan agreements) with respect to the participation of a FinCo Employee, Former FinCo Employee, FAC Employee or Former FAC Employee in a FAC employee benefit arrangement shall be transferred to and be in full force and effect under the FinCo Plan or FAC Plan, as applicable, in accordance with the terms of such plan and to the extent permissible under such plan, until such elections are replaced or revoked by the employee who made such election.

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(e) Amendment and Termination. No provision in this Agreement shall prohibit the Parties, subsequent to the Distribution Date, from amending or terminating the employee benefit plans, policies and programs described herein in accordance with the provisions of such plans, policies and programs and applicable Law.

Section 6.11 Tax Consequences. For Tax purposes, the Parties agree that the treatment of all of the equity compensation and deferred compensation arrangements set forth in this ARTICLE VI shall be treated in accordance with Paragraph 11 of the Tax Sharing Agreement.

Section 6.12 International Regulatory Compliance. The Parties shall have the authority to adjust the treatment otherwise described in this ARTICLE VI in order to ensure compliance with the applicable laws or regulations of countries outside the United States or to preserve the tax benefits provided under local tax law or regulation prior to the Distribution.

Section 6.13 No Service Providers Are Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties, including, but not limited to, any FinCo Employee, Former FinCo Employee, FAC Employee, or Former FAC Employee, any remedy, claim, liability, reimbursement, claim of action or other right based upon one or more of the provisions of this ARTICLE VI.

Section 6.14 Indemnification.

(a) Notwithstanding any other provision set forth in this Agreement, (i) FinCo hereby indemnifies and holds harmless FAC and its Subsidiaries and Affiliates and the FAC Savings Plans, the FAC Restoration Plan, and the FAC Health & Welfare Plans (and each of their respective officers, directors, employees, agents and fiduciaries) with respect to any and all Liabilities relating to the FinCo Savings Plans, FinCo Restoration Plan, and FinCo Health & Welfare Plans, respectively; and (ii) FAC hereby indemnifies and holds harmless FinCo and its Subsidiaries and Affiliates and the FinCo Savings Plans, the FinCo Restoration Plan and the FinCo Health & Welfare Plans (and each of their respective officers, directors, employees, agents and fiduciaries) with respect to any and all Liabilities relating to the FAC Savings Plans, the FAC Restoration Plan, and FAC Health & Welfare Plans, respectively. Furthermore, FinCo agrees to hold FAC harmless with respect to any Liabilities related to actions taken to establish the FinCo Plans (and related third party administrative agreements) on or prior to the Distribution Date. FAC agrees to hold FinCo harmless with respect to any Liabilities related to actions taken to establish the FAC Plans (and related third party administrative agreements) on or prior to the Distribution Date.

(b) Notwithstanding any other provision set forth in this Agreement, as of the Distribution Date, FinCo hereby indemnifies and holds harmless FAC (and its affiliates, Subsidiaries, officers, directors, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the FinCo Pension Plan, but FAC must, and hereby does, retain and assume one-half of the Liability associated with the administration of the Pre-Distribution Pension Plan including with respect to any breach or alleged breach of fiduciary duty in connection therewith.

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ARTICLE VII.

CONTINGENT SHARED ASSETS AND CONTINGENT SHARED LIABILITIES

Section 7.1 Contingent Shared Assets and Contingent Shared Liabilities.

(a) Contingent Shared Assets. To the extent that a Party or any member of its Group receives from a third party any proceeds of any kind arising out of a Contingent Shared Asset, to the extent necessary, such Party shall, or shall cause the applicable member of its Group to, promptly (but in no event later than thirty (30) days following receipt thereof, unless there is a good faith open question as to whether such proceeds are in fact Contingent Shared Assets and the matter has been submitted for resolution pursuant to the terms of this Agreement, in which case, promptly following the final determination thereof) Transfer such amount to the other Party pursuant to and in accordance with their respective Applicable Percentage. Transfers under this Section 7.1(a) are subject to the Parties’ agreement (i) as to the most cost efficient means of effecting such Transfer and (ii) to share any incremental costs arising as a result of such Transfer; provided, that if the Parties cannot agree on a means of effecting the Transfer within thirty (30) days from the date that the Parties have notice of the discovery of such proceeds, then the proceeds shall be immediately Transferred.

(b) Contingent Shared Liabilities. Except as otherwise expressly set forth in this ARTICLE VII or the Tax Sharing Agreement (with respect to Taxes) and without limiting the indemnification provisions hereof, FAC and FinCo shall each be responsible for its Applicable Percentage of the Contingent Shared Liabilities (in addition to, without duplication, each such Party’s Applicable Percentage of any Indemnifiable Losses in respect of any such Contingent Shared Liabilities pursuant to and in accordance with the relevant provisions of ARTICLE X). Any amount owed in respect of any Contingent Shared Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 7.3(b) with respect to any Third Party Claim that is a Contingent Shared Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto) to the Party owing such amount and such out-of-pocket costs and expenses shall be included in the calculation of the amount of the applicable Contingent Shared Liability in determining the reimbursement obligations of the other Party with respect thereto; provided, however, in the event that an amount in excess of $1,000,000, is owed by the Parties to any third party or parties, in lieu of remitting amounts directly to the Party providing the invoice, the owing Party may remit the owed amount directly to the appropriate third party or parties or to a trust established by the invoicing Party, in such invoicing Party’s

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name (but for the benefit of the third party or parties), and each Party shall contribute its Applicable Percentage of the owed amount to such trust account. In furtherance of the foregoing, the Managing Party shall be entitled to reimbursement by the other Party (in an amount of one-half each and when invoiced) of any out-of-pocket costs and expenses (which shall include the pro rata portion of the costs of salaries and benefits of employees attributed to the management or defense of such Contingent Shared Liability) related to or arising out of defending or managing any such Contingent Shared Liability, in advance of a final determination or resolution of any Action related to a Contingent Shared Liability. For U.S. federal income Tax purposes, the Parties shall treat the payment of Contingent Shared Liabilities (and costs and expenses relating to Contingent Shared Liabilities, as the case may be) as set forth in the Tax Sharing Agreement. It shall not be a defense to any obligation by the non-managing Party to pay any amounts, whether pursuant to this ARTICLE VII or in respect of Indemnifiable Losses pursuant to ARTICLE X, in respect of any Contingent Shared Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Contingent Shared Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability (even if, subject to Section 10.4(b)(v), such settlement was effected without the consent or over the objection of such Party).

Section 7.2 Management of Contingent Shared Assets and Contingent Shared Liabilities.

(a) For purposes of this ARTICLE VII, “Managing Party” shall initially mean FinCo; provided, however, that under certain circumstances FAC may become the Managing Party as may be otherwise agreed to in writing by the Parties or as set forth on Schedule 1.1(b) (Contingent Shared Liabilities).

(b) Except as provided in the Tax Sharing Agreement (with respect to management of Tax Contests), the Managing Party shall, on behalf of the other Party, have sole and exclusive authority to commence, prosecute, manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Contingent Shared Asset and, on behalf of the other Party, any Action or Third Party Claim with respect to a Contingent Shared Liability (including with respect to those Contingent Shared Assets set forth on Schedule 1.1(a) (Contingent Shared Assets) and Contingent Shared Liabilities set forth on Schedule 1.1(b) (Contingent Shared Liabilities)). The Managing Party shall use its commercially reasonable best efforts to promptly notify the other Party in the event that it commences an Action with respect to a Contingent Shared Asset; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other Party against the Managing Party or affect any other provision of this Section 7.2. So long as the Managing Party has assumed and is actively and diligently conducting the defense of any Contingent Shared Liability in accordance with this Section 7.2(b), the other Party will not consent to the entry of any judgment or enter into any settlement with respect to the Contingent Shared Liability without the prior written consent of the Managing Party.

(c) Each Party acknowledges that the Managing Party may elect not to

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pursue any Contingent Shared Asset for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than the other Party might make or any business reasons that may be in the best interests of the Managing Party or a member of such Managing Party Group, without regard to the best interests of any member of the other Party’s Group) and that no member of the Managing Party Group shall have any Liability to any Person (including any member of the other Party’s Group) as a result of any such determination. If the Managing Party elects not to pursue a Contingent Shared Asset, the Managing Party shall promptly notify the other Party in writing of such election. At any time after receipt of such notice, the other Party may elect to pursue such Contingent Shared Asset and be deemed the Managing Party with respect thereto.

(d) The Managing Party shall on a monthly basis, or if a material development occurs as soon as reasonably practicable after such occurrence, fully inform the other Party of the status of and developments relating to any matter involving a Contingent Shared Asset or Contingent Shared Liability and provide copies of any material document, notices or other materials related to such matters. The other Party shall cooperate fully with the Managing Party in its management of any of such Contingent Shared Asset or Contingent Shared Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to such Party’s Records and employees as set forth in Section 7.3).

(e) Neither FAC nor FinCo shall take, nor permit any member of its respective Group to take, any action (including commencing any Action) or omit to take any action that may interfere with or that may adversely affect the rights and powers of the Managing Party pursuant to this ARTICLE VII.

(f) In the event of any dispute as to whether any claim, obligation, Asset or Liability is a Contingent Shared Asset or a Contingent Shared Liability, or whether such claim, obligation, Asset or Liability is an Asset or Liability allocated to one of the Parties pursuant to this Agreement or an Ancillary Agreement as set forth in Section 7.4(b), the Managing Party may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that the Managing Party commences any such prosecution or assertion and, upon resolution of the dispute (pursuant to ARTICLE X or otherwise), it is determined that such Asset or Liability is not a Contingent Shared Asset or a Contingent Shared Liability and that such Asset or Liability belongs to the other Party, pursuant to the provisions of this Agreement or any Ancillary Agreement, the Managing Party shall have the right to cease the prosecution or assertion of such right or claim and the other Party shall cooperate to transfer the control thereof to the other Party. In such event, the other Party shall promptly reimburse the Managing Party for all out-of-pocket costs and expenses incurred to such date in connection with the prosecution or assertion of such claim or right.

Section 7.3 Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by the Managing Party. Unless otherwise prohibited by Law or more specifically provided in the Tax Sharing Agreement with respect to Tax Contests and access to information related thereto, in connection with the management and disposition of any Contingent Shared Asset or any Contingent Shared Liability,

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the other Party shall make readily available to and afford to the Managing Party and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified, privileged or confidential information, to the employees, properties, and Information of such Party and the members of such Party’s Group insofar as such access relates to the relevant Contingent Shared Asset or Contingent Shared Liability; provided, that it is understood by the Parties that such access as well as any services provided pursuant to Section 7.3(b) below may require a significant time commitment on the part of such Party’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this ARTICLE VII; provided, further, that it is also understood that such access and such services provided shall not unreasonably interfere with any of such Party’s employees’ normal functions. Nothing in this Section 7.3(a) shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use commercially reasonable best efforts to seek to obtain such third party’s written Consent to the disclosure of such Information.

(b) Certain Services. Each of FAC and FinCo shall make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Contingent Shared Liabilities and Contingent Shared Assets to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Contingent Shared Asset or Contingent Shared Liability. In respect of the foregoing, Schedule 1.1(a) (Contingent Shared Assets) and Schedule 1.1(b) (Contingent Shared Liabilities) set forth certain identified Contingent Shared Assets and Contingent Shared Liabilities, respectively, and may identify (but do not limit) those employees and agents who shall assist the Managing Party in its management of such Contingent Shared Liabilities and Contingent Shared Assets.

Section 7.4 Notice Relating to Contingent Shared Assets and Contingent Shared Liabilities; Disputes.

(a) In the event that any Party or any member of such Party’s Group or any of their respective Affiliates, becomes aware of (i) any Asset or Liability that may be a Contingent Shared Asset or Contingent Shared Liability, (ii) any matter or occurrence that has given or could give rise to a Contingent Shared Liability or Contingent Shared Asset or (iii) any matter reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Contingent Shared Liability or Contingent Shared Asset, such Party shall promptly (but in any event within thirty (30) days of becoming aware of such Asset, Liability or related matter, unless, by its nature the subject matter of such notice would require earlier notice) notify the other Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release any Party from any of its obligations under this ARTICLE VII except and solely to the extent that any such Party shall have been actually prejudiced as a result of such failure.

(b) In the event that any Party disagrees whether a claim, obligation, Asset or Liability is a Contingent Shared Asset or a Contingent Shared Liability or whether such claim,

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obligation, Asset or Liability is an Asset or Liability allocated to one of the Parties pursuant to this Agreement or any Ancillary Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in ARTICLE X.

Section 7.5 Cooperation with Governmental Entity. If, in connection with any Contingent Shared Asset or Contingent Shared Liability, the Non-Managing Party is required by Law to respond to or cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party of such Contingent Shared Asset or Contingent Shared Liability; provided, that to the extent such consultation was not practicable such Party shall promptly inform the Managing Party of such cooperation or response to the Governmental Entity and the subject matter thereof. In the event that the Non-Managing Party is requested or required by any Governmental Entity to take any action in connection with any Contingent Shared Asset or Contingent Shared Liability pursuant to written or oral question or request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand or similar process, such Party will notify the Managing Party promptly of the request or requirement and such Party’s response thereto.

Section 7.6 Default. In the event that a Party defaults in any full or partial payment in respect of any Contingent Shared Liability (as provided in this ARTICLE VII and in ARTICLE X), including the payment of the costs and expenses of the Managing Party, then the non-defaulting Party may exercise any available legal remedies available against such defaulting Party; provided, further, that interest shall accrue on any such defaulted amounts at a rate per annum equal to the then applicable Prime Rate plus four percent (4%) (or the maximum legal rate, whichever is lower). In connection with the foregoing, it is expressly understood that a defaulting Party’s share of the proceeds from any Contingent Shared Asset may be used via a right of offset to satisfy, in whole or in part, the obligations of such defaulting Party.

Section 7.7 Litigation Management Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Litigation Management Agreement (as the same may be formally or informally amended from time to time to include additional litigation matters) shall govern with respect to all matters specifically set forth therein or covered by the terms thereof (including, but not limited to, any Contingent Shared Liabilities that consist of litigation). In the event of a conflict between the provisions of the Litigation Management and the provisions of this Agreement with respect to such matters the Litigation Management Agreement shall control.

ARTICLE VIII.

ISSUANCE OF FAC SHARES; REGISTRATION RIGHTS

Section 8.1 Issuance of FAC Shares to FinCo.

(a) On the Distribution Record Date, FAC shall issue 5,173,306 FAC Common Shares to FinCo and 7,759,959 FAC Common Shares to FATICO (collectively, the “FAC Shares”), determined by (i) dividing $250 million by the ex-distribution FAC closing share price on the Distribution Record Date if FAC’s Common Shares are trading ex-distribution on

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the Distribution Record Date or (ii) if there is no such closing share price on the Distribution Record Date, by dividing $250 million by a reasonable estimate of the ex-distribution FAC closing share price as determined in good faith by the Board of Directors of FAC on the Distribution Record Date, with each of FinCo’s and FATICO’s proportional ownership of the FAC Shares to be determined by FinCo prior to the issuance. The issuance of any FAC Shares to FATICO shall be subject to the terms of the purchase agreement between FAC and FATICO, dated as of June 1, 2010. Within five (5) years of the Distribution Date, FinCo shall, and shall cause FATICO to, dispose of the FAC Shares; provided, however, that FAC has complied with the requirements set forth in Section 8.4.

(b) Promptly following the Distribution Date, each of FinCo and FATICO shall cancel any shares of FinCo Common Stock received by them in the Distribution due to their ownership of the FAC Shares.

Section 8.2 Cash Adjustment; Promissory Note. If the value of the FAC Shares on the Distribution Date (determined solely by reference to the Closing Ex-Distribution FAC Share Price) exceeds $250,000,000, then each of FinCo and FATICO shall pay to FAC its pro rata portion of an adjustment equal to the amount of such excess. If the value of the FAC Shares on the Distribution Date (determined solely by reference to the Closing Ex-Distribution FAC Share Price) is less than $250,000,000, then FAC shall pay to each of FinCo and FATICO its pro rata portion of an adjustment equal to the amount of such deficiency. The payment of the adjustment set forth in this Section 8.2 shall be paid by FAC or FinCo and FATICO, as the case may be within ten Business Days following the Distribution Date, in the form of (a) a cash payment to the other party or parties up to $10,000,000 (or, with respect to FinCo and FATICO, up to $10,000,000 in the aggregate) and (b) a promissory note or notes in the form set forth as Exhibit C hereto issued to the other party or parties with an aggregate principal amount equal to the amount of the adjustment (if any) in excess of $10,000,000.

Section 8.3 Right of First Offer.

(a) If FinCo or FATICO desires to Transfer or otherwise directly or indirectly dispose of one percent (1%) or more of the total number of FAC Common Shares then outstanding, in one (1) transaction or a series of transactions during any ten (10) day period (a “Proposed Sale”), then FinCo (or FATICO) shall first notify FAC in writing. FinCo’s (or FATICO’s) notice to FAC (the “Proposed Sale Notice”) shall state FinCo’s or FATICO’s intention to transfer the FAC Shares and the amount of FAC Shares to be sold. Notwithstanding the foregoing, FinCo and FATICO shall be limited to a maximum of three (3) Proposed Sales per year through the fourth anniversary of the Distribution Date; thereafter there shall be no limits on the number of Proposed Sales FinCo and FATICO may initiate.

(b) In the event FAC wishes to purchase the FAC Shares, FAC shall notify FinCo in writing of its desire to purchase or to designate another Person to purchase, all of the FAC Shares covered by the Proposed Sale Notice (an “Offer to Purchase”) within two (2) Business Days of receipt of a Proposed Sale Notice for $100 million or less of FAC Shares (based on the last per share trading price of FAC Common Shares on the day prior to receipt of the Proposed Sale Notice) and within five (5) Business Days of receipt of a Proposed Sale Notice for more than $100 million of FAC Shares (based on the last per share trading price of FAC

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Common Shares on the day prior to receipt of the Proposed Sale Notice).

(i) An Offer to Purchase shall (A) state the proposed price (which shall be payable in immediately available funds and solely in U.S. dollars) at which FAC is offering to purchase the FAC Shares (which price may be stated either as a dollar amount or as tied to a specific or average closing price of FAC Common Shares for a particular day or a specified period of time), (B) state the material terms and conditions of the purchase of the FAC Shares, (C) provide that the closing of any sale upon acceptance of an Offer to Purchase shall take place no more than ten (10) Business Days following such acceptance and (D) state that the Offer to Purchase is irrevocable for a period of seventy-five (75) Business Days from the date of FinCo’s receipt of such Offer to Purchase.

(ii) During the seventy-five (75) Business Days following receipt of an Offer to Purchase, FinCo and/or FATICO shall have the opportunity to seek alternative purchasers for the FAC Shares (the “Go Shop Period”); provided that during the Go Shop Period, FinCo can only sell the FAC Shares to an alternative purchaser if the terms offered by such alternative purchaser are superior, in the good faith determination of FinCo, to the terms of such Offer to Purchase.

(iii) In the event that FinCo and/or FATICO do not enter into an agreement for the sale of FAC Shares to an alternative purchaser during the Go-Shop Period, the right of first offer provided hereunder shall be deemed to be revived and such FAC Shares shall not be offered unless first reoffered to FAC. For the avoidance of doubt, FinCo and FATICO have no obligation to accept the Offer to Purchase prior to or following the expiration of the Go Shop Period.

(iv) In the event that FinCo and/or FATICO enter into an agreement for the sale of FAC Shares to an alternative purchaser, the registration rights set forth in Section 8.4 shall transfer with the FAC Shares to such alternative purchaser, and FAC, FinCo and FATICO shall execute such documention as is reasonably necessary for the assignment and assumption of the rights and obligations set forth in Section 8.4.

(c) In the event FAC does not deliver an Offer to Purchase to FinCo pursuant to Section 8.3(b) above, FinCo shall have a period of seventy-five (75) Business Days to enter into a definitive agreement with respect to a Proposed Sale of the FAC Shares; provided, however, that in the event the Proposed Sale is covered by a registration statement, the seventy-five (75) Business Day period shall be extended for each day the effectiveness of the registration statement is suspended or the Proposed Sale is otherwise not permitted pursuant to the registration statement. FinCo may affect the Proposed Sale of the FAC Shares during this period on any terms and subject to any conditions that it desires.

Section 8.4 Registration Rights.

(a) Demand Registration.

(i) Until such time as all Registrable Securities cease to be Registrable Securities, FAC agrees to use its commercially reasonable best efforts to keep current and

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effective a shelf Registration Statement, and to file such supplements or amendments to such Registration Statement as may be necessary or appropriate in order to keep such shelf Registration Statement continuously effective and useable, for the resale of Registrable Securities under the Securities Act, and in conjunction with the procedures set forth in Section 8.4(c), FAC will use its commercially reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof.

(ii) If FAC is no longer eligible to use a shelf Registration Statement, FAC agrees that, within thirty (30) days of FinCo’s and FATICO’s written request to register the resale of a specified amount of Registrable Securities (which shall represent at least $20 million of FAC Common Shares, or during the six (6) month period immediately prior to the fifth anniversary of the Distribution Date, such lesser amount as FATICO and FinCo have in their possession) under the Securities Act, FAC will file a Registration Statement, on an appropriate form, to register the resale of such Registrable Securities, which Registration Statement will (if specified in FinCo’s and FATICO’s notice) contemplate the ability of FinCo and FATICO to effect an underwritten offering, and will use its commercially reasonable best efforts to cause such Registration Statement to become or be declared effective, and to file such supplements or amendments to such Registration Statement as may be necessary or appropriate in order to keep such Registration Statement effective and useable, for the resale of Registrable Securities under the Securities Act, through the completion of the offering thereof.

(iii) Notwithstanding anything to the contrary contained in this Agreement, FAC shall be entitled, from time to time (but not during the six (6) month period immediately prior to the fifth anniversary of the Distribution Date), by providing prior written notice to FinCo and FATICO, to require FinCo and FATICO to suspend the use of the Prospectus included in any Registration Statement for resales of Registrable Securities under any shelf Registration Statement pursuant to Section 8.4(a)(i) or to postpone the filing or suspend the use of any Registration Statement pursuant to Section 8.4(a)(ii) for a reasonable period of time not to exceed sixty (60) days in succession (or a longer period of time with the prior written consent of FinCo and FATICO, which consent shall not be unreasonably withheld) and not more than twice in any one (1) year period (a “Suspension Period”) if (A) the Board of Directors of FAC determines in good faith that effecting the registration (or permitting sales under an effective registration) would materially and adversely affect an offering of FAC securities, (B) FAC is in possession of material non-public information and the Board of Directors of FAC determines in good faith that the disclosure of such information during the period specified in such notice would be materially detrimental to FAC, or (C) FAC shall determine that it is required to disclose in any such Registration Statement a contemplated financing, acquisition, corporate reorganization or other similar transaction or other material event or circumstance affecting FAC or its securities, and the Board of Directors of FAC determines in good faith that the disclosure of such information at such time would be materially detrimental to FAC.

(iv) After the expiration of any Suspension Period and without any further request from FinCo and FATICO, FAC shall as promptly as reasonably

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practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable shelf Registration Statement or Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Prospectus will not include a material misstatement or omission or be not effective and useable for resale of Registrable Securities.

(v) If at any time or from time to time FinCo and FATICO desire to sell Registrable Securities representing at least $50 million in FAC Common Shares in an underwritten offering, the managing underwriter or underwriters for such offering shall be selected by FinCo. FinCo will provide FAC with prior written notice of any such underwritten offering, such notice to be provided as soon as reasonably practicable after FinCo and FATICO determine to proceed with such offering. FAC shall use its commercially reasonable best efforts to assist such managing underwriter or underwriters in their efforts to sell Registrable Securities pursuant to such Registration Statement and shall use commercially reasonable best efforts to make senior executives with appropriate seniority and expertise reasonably available for “road show” or other presentations during the marketing period.

(b) Piggyback Registration Rights.

(i) FAC shall not, without the prior written consent of FinCo and FATICO (which consent may be withheld in FinCo’s and FATICO’s sole discretion), grant or enter into any agreement or undertaking that would permit any Person to include any FAC Common Shares in a Registration Statement filed pursuant to Section 8.4(a).

(ii) If, at any time when FinCo or FATICO holds Registrable Securities, FAC proposes or is required to register any of its equity securities under the Securities Act on a Registration Statement (other than pursuant to registrations relating solely to employee benefit plans or dividend reinvestment plans or registrations on Form S-4 or Form S-8 or any successor or similar form that is then in effect), whether or not for its own account, FAC shall give prompt written notice of its intention to do so to FinCo and/or FATICO, as applicable. Upon the written request of FinCo and/or FATICO, as applicable, made within fifteen (15) days following the receipt of any such written notice (which request shall specify the number of Registrable Securities intended to be disposed of by FinCo and/or FATICO, as applicable, and the intended method of disposition thereof), FAC shall cause all such Registrable Securities to be included in the Registration Statement with the securities that FAC at the time proposes to register.

(c) Registration Procedures. Whenever FAC is required by the provisions of this Agreement to use commercially reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this ARTICLE VIII, FAC will as expeditiously as possible use its commercially reasonable best efforts to:

(i) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, excluding documents incorporated by reference in the Registration Statement, furnish to FinCo and FATICO and the managing underwriter

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or underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the review of FinCo and FATICO and the managing underwriter or underwriters, and FAC will not file any Registration Statement or amendment thereto or any Prospectus or any supplement thereto (excluding such documents incorporated by reference and proposed to be filed after the initial filing of the Registration Statement) to which FinCo and FATICO or the managing underwriter or underwriters, if any, shall reasonably and timely object; provided, that FAC may assume, for the purposes of this Section 8.4(c)(i), that objections to the inclusion of information (A) requested by the staff of the Commission to be included in the Registration Statement or other documents, (B) required, in the opinion of counsel to FAC, to be in the Registration Statement or other documents, or (C) required by the Securities Act to be in the Registration Statement or other documents, shall not be deemed to be reasonable objections; and, provided, further, that FAC shall, to the extent reasonably practicable in light of the circumstances, consult with FinCo and FATICO and the managing underwriter or underwriters as to any document that is to be incorporated by reference in the Registration Statement during the marketing period of any underwritten offering until the closing of such underwritten offering;

(ii) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the federal securities Laws or the instructions applicable to the registration form utilized by FAC for registration or otherwise necessary to keep the Registration Statement effective and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;

(iii) notify FinCo and FATICO and the managing underwriter or underwriters, if any, promptly, and confirm such advice in writing,

(A) when the Registration Statement, any pre-effective amendment thereto, the Prospectus or any prospectus supplement or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective,

(B) of any comments by the Commission and the “Blue Sky” or securities commissioner or regulator of any state with respect to the Registration Statement, the Prospectus or any prospectus supplement or any request by the Commission for amendments or supplements to the Registration Statement, the Prospectus or any prospectus supplement or for additional information,

(C) of the issuance by the Commission or any other regulatory authority of any stop order suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceedings for that purpose,

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(D) if at any time the representations and warranties of FAC contemplated by Section 8.4(c)(xiii) below cease to be true and correct,

(E) of the receipt by FAC of any notification with respect to the suspension of the qualification of the Registrable Securities for sale under the securities or “Blue Sky” laws of any jurisdiction or the initiation or threatening of any proceeding for such purpose, and

(F) of the existence of any fact which results in the Registration Statement, any amendment or post-effective amendment thereto, the Prospectus, any prospectus supplement, or any document incorporated therein by reference containing an untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iv) make every commercially reasonable best effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;

(v) if requested by the managing underwriter or underwriters or FinCo and FATICO, as soon as practicable incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters or FinCo and FATICO reasonably request to be included therein relating to the sale of the Registrable Securities, including without limitation, information with respect to the amount of Registrable Securities being sold to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of the underwritten offering (including whether such underwriting commitment is on a firm commitment or best efforts basis) of the Registrable Securities to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment promptly upon notice of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vi) furnish to FinCo and FATICO and to each managing underwriter or underwriters, without charge, at least one signed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference therein);

(vii) deliver to FinCo and FATICO and each underwriter, if any, without charge, as many copies (including an electronic copy) of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request; FAC consents to the use of the Prospectus or any amendment or supplement thereto by FinCo and FATICO and each underwriter, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto;

(viii) prior to any public offering of Registrable Securities, use its

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commercially reasonable best efforts to register or qualify or cooperate with FinCo and FATICO, the managing underwriter or underwriters, if any, and their respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of such jurisdictions as FinCo and FATICO or any underwriter reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided that FAC will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(ix) cooperate with FinCo and FATICO and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of the Registrable Securities to be sold; and enable such Registrable Securities to be in such denominations and registered in such names as FinCo and FATICO or the managing underwriter or underwriters, if any, may request at least two (2) business days’ prior to any delivery of Registrable Securities;

(x) use its commercially reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities, federal, state or local, as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xi) except as permitted by Section 8.4(a)(iii), if any fact contemplated by Section 8.4(c)(iii)(F) above shall exist, prepare a post-effective amendment or supplement to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that the Prospectus, as thereafter delivered to the purchasers of the Registrable Securities, will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(xii) use its commercially reasonable best efforts to cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange on which the FAC Common Shares are then listed, if any;

(xiii) enter into such customary agreements (including a customary underwriting agreement with the underwriter or underwriters, if any) and take all such other actions in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the Registrable Securities are to be sold in an underwritten offering:

(A) make such representations and warranties to FinCo and FATICO and the underwriter or underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings of equity securities;

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(B) cause to be delivered to FinCo and FATICO and the underwriter or underwriters, if any, opinions of counsel to FAC, dated, in the case of an underwritten offering, the date of delivery of any Registrable Securities sold pursuant thereto which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter or underwriters, if any, and FinCo and FATICO, addressed to FinCo and FATICO and each underwriter, if any, covering the matters customarily covered in opinions requested in underwritten offerings of common stock and such other matters as may be reasonably requested by FinCo and FATICO or the appointed representative of or counsel to FinCo and FATICO (it being agreed that the matters to be covered by such opinions shall include and shall cover both the date of the first contract to sell the Registrable Securities and the date of delivery of any Registrable Securities sold pursuant thereto);

(C) cause to be delivered, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto, letters from FAC’s independent certified public accountants addressed to FinCo and FATICO and each underwriter, if any, in customary form and covering such financial and accounting matters as are customarily covered by letters of independent certified public accountants delivered in connection with underwritten public offerings of common stock;

(D) if an underwriting agreement is entered into, the same shall provide for indemnification of the underwriters by FAC in customary form; and

(E) FAC shall deliver such documents and certificates as may be reasonably requested by FinCo and FATICO or the managing underwriter or underwriters, if any, to evidence compliance with Section 8.4(c)(iii)(A) above and with any customary conditions contained in the underwriting agreement, if any, or other agreement entered into by FAC in connection with such offering.

The above shall be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder;

(xiv) otherwise use its commercially reasonable best efforts to comply with all applicable rules and regulations under the federal securities Laws, and make generally available to its security holders earnings statements satisfying the provisions of Section 11(a) of the Securities Act, no later than forty (40) days after the end of any twelve (12) month period (or sixty (60) days, if such period is a fiscal year) commencing on the date of the filing of any Prospectus relating to the sale of Registrable Securities, which statements shall cover a twelve (12) month period.

FAC may require FinCo and FATICO to furnish to FAC such information regarding the distribution of such securities as FAC may from time to time reasonably request in writing and as shall be required by law or by the Commission in connection with any registration.

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FinCo agrees that, upon receipt of any notice from FAC of the happening of any event of the kind described in Section 8.4(c)(iii)(F) hereof, FinCo will, and FinCo will cause FATICO to, forthwith discontinue disposition of Registrable Securities until FinCo’s and FATICO’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 8.4(c)(xi) hereof, or until it is advised in writing by FAC that the use of the Prospectus may be resumed.

(d) Registration Expenses. All expenses incident to FAC’s performance of or compliance with this Section 8.4, or in connection with an offering effected under Section 8.4(b)(ii), including without limitation:

(i) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority), unless the required filing or filings arise solely by reason of the status of FinCo and FATICO or any of its Affiliates, or their intended use of proceeds of the offering (in which case such fees shall be the responsibility of FinCo and FATICO);

(ii) fees and expenses of compliance with securities or “Blue Sky” laws (including reasonable fees and disbursements of one counsel for FinCo and FATICO and the underwriter or underwriters in connection with the registration or qualification of the Registrable Securities under applicable state securities laws and determination of their eligibility for investment under the laws of such jurisdictions as FinCo and FATICO, the managing underwriter or underwriters may designate);

(iii) all printing, messenger, telephone and delivery expenses of FAC, including, without limitation, the expenses of printing the Registration Statement and the Prospectus, the expenses of preparing the Registrable Securities for delivery and the expenses of printing or producing any agreement(s) among underwriters, underwriting agreement(s) and “Blue Sky” or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of Registrable Securities to be disposed of;

(iv) fees, disbursements and expenses of counsel for FAC;

(v) fees and disbursements of all independent certified public accountants of FAC (including the expenses of any special audit and accountants’ letters required by or incident to such performance);

(vi) all fees and expenses incurred by FAC in connection with the listing of the Registrable Securities on any securities exchange pursuant to Section 8.4(c)(xii); and

(vii) fees and expenses of other Persons retained by FAC;

will be borne by FAC, whether or not the Registration Statement becomes effective; provided, that FAC shall not be required to bear such expenses for more than three (3) Registration Statements that become effective pursuant to Section 8.4(a)(ii). In connection with any offering effected pursuant to Section 8.4(a)(ii) following the time that FinCo and FATICO shall have

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completed three (3) Registration Statements that have become effective pursuant hereto, all such out-of-pocket expenses reasonably incurred by FAC shall be borne by FinCo and FATICO, in proportion to the Registrable Securities sold by each of them in such offering. FAC will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses of any Person, including special experts, retained by FAC.

(e) Rule 144. FAC covenants that it shall use its commercially reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and it will take such further action as FinCo and FATICO may reasonably request, all to the extent required from time to time to enable FinCo and FATICO to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the reasonable request of FinCo and FATICO, FAC will deliver to FinCo and FATICO a written statement as to whether it has complied with such information and requirements.

ARTICLE IX.

RES DATABASE PURCHASE RIGHT

Section 9.1 Purchase Right. Upon the occurrence of a Triggering Event prior to the tenth anniversary of the Distribution Date, FinCo or its designee shall have the right to purchase at its option (the “Purchase Right”) from any or all of FAC, an Affiliate of FAC or such other Person that directly or indirectly owns the RES Database, as applicable:

(a) the RES Assets (which shall exclude, for the avoidance of doubt, assets that are Active Trade or Business Assets, as reasonably determined by FinCo); or

(b) all of the capital stock owned by FAC or an Affiliate of FAC of the entity that directly owns the RES Database or any portion thereof; provided, that such entity shall Transfer out of such entity Active Trade or Business Assets, as reasonably determined by FinCo, prior to the closing of the Purchase Right;

provided, that in either case such purchase will not, as reasonably determined by FinCo, cause the Distribution-Related Transactions to fail to qualify for Tax-Free Treatment; provided, further, that if FinCo reasonably determines that such purchase will cause the Distribution-Related Transactions to fail to qualify for Tax-Free Treatment, FinCo shall have the right to specify assets to be excluded from the RES Assets or to cause to be Transferred out of the entity specified in Section 9.1(b) so that such purchase will not cause the Distribution-Related Transactions to fail to qualify for Tax-Free Treatment. FAC shall be liable for any Taxes resulting from the transaction contemplated by this Section 9.1 (including the purchase transaction, the distribution of assets in contemplation of the transaction, and the failure of the Distribution-Related Transactions to qualify for Tax-Free Treatment); provided, however, that to the extent that FinCo determines that the purchase contemplated by this section will not cause the Distribution-Related Transactions to fail to qualify for Tax-Free Treatment and the Internal Revenue Service successfully challenges such position, FinCo shall be liable for any Taxes and

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costs resulting from the failure of the Distribution-Related Transaction to qualify for Tax-Free Treatment but only if and to the extent that FinCo did not act in good faith in making such determination.

Section 9.2 Cooperation.

(a) FAC, on behalf of itself and all of its Affiliates, agrees to cooperate in good faith with FinCo and timely provide to FinCo all documents and information (including, without limitation, any Information) that FinCo reasonably requires to make any determination under this ARTICLE IX, including, without limitation, whether the exercise of the Purchase Right will cause the Distribution-Related Transactions to fail to qualify for Tax-Free Treatment, assets that must be excluded from the RES Assets or that must be Transferred out of the entity specified in Section 9.1(b) so that the exercise of the Purchase Right will not cause the Distribution-Related Transactions to fail to qualify for Tax-Free Treatment, and whether assets are Active Trade or Business Assets. Upon reasonable notice, FAC shall make its, or shall cause its Affiliates, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

(b) FinCo shall have the right to obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) or opinion of counsel or tax advisors in its sole discretion to make any determination under this ARTICLE IX, including, without limitation, whether the exercise of the Purchase Right will cause the Distribution-Related Transactions to fail to qualify for Tax-Free Treatment, assets that must be excluded from the RES Assets or that must be Transferred out of the entity specified in Section 9.1(b) so that the exercise of the Purchase Right will not cause the Distribution-Related Transactions to fail to qualify for Tax-Free Treatment, and whether assets are Active Trade or Business Assets. If FinCo determines to obtain a private letter ruling or opinion of counsel or tax advisors, FAC shall (and shall cause each of its Affiliates) to cooperate with FinCo and take any and all actions reasonably requested by FinCo in connection with obtaining the opinion private letter ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by any tax authority, counsel or tax advisors. FinCo shall reimburse FAC for all reasonable costs and expenses incurred by FAC in cooperating with FinCo’s request for a private letter ruling within 10 (ten) Business Days after receiving an invoice from FAC therefor.

(c) FAC (and its Affiliates) shall execute and deliver to FinCo (or any FinCo Affiliates as FinCo shall designate) any power of attorney or other document requested by FinCo (or such designee) in connection with any determination under this ARTICLE IX (including any a private letter ruling request or tax opinion under this Section 9.2).

(d) FAC (and its Affiliates) shall cooperate with FinCo (and its Affiliates) in good faith to structure the purchase made pursuant to ARTICLE IX in a manner so as to enable FinCo to reasonably determine that the exercise of the Purchase right will not cause the Distribution-Related Transactions to fail to qualify for Tax-Free Treatment, including excluding certain assets from the RES Assets or causing certain RES Assets to be Transferred out of the entity specified in Section 9.1(b) so that the exercise of the Purchase Right will not cause the Distribution-Related Transactions to fail to qualify for Tax-Free Treatment and make such representations and covenants (as set forth in Section 9.2(b)) in order to allow FinCo (or its

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advisors) to make such determination.

(e) In the event that FinCo reasonably determines the exercise of the Purchase Right will not cause the Distribution-Related Transaction to fail to qualify for Tax-Free Treatment, neither party shall or shall permit any of its Affiliates to take any action or position contrary to such determination.

Section 9.3 Procedure.

(a) Upon the occurrence of a Triggering Event, FAC will notify FinCo in writing (pursuant to the instructions set forth in Section 14.6) within two (2) Business Days thereafter of its intention to effect such transaction or that it has become aware of a Triggering Event, describing the purchase price (or other consideration) and the other material terms and conditions of the proposed Transfer, including the identity of the prospective buyer or buyers, and a true and complete copy of any and all available documents constituting the pending transaction (the “Transfer Notice”).

(b) After receipt of the Transfer Notice or upon FinCo becoming aware of the occurrence of a Triggering Event, FinCo or its designee will have the right, but not the obligation, to exercise the Purchase Right by delivering a written notice (pursuant to the instructions set forth in Section 14.6) of such election (the “Election Notice”) to FAC within one hundred twenty (120) days of receipt of the Transfer Notice. The Election Notice shall set forth a date not later than one hundred twenty (120) days from the delivery of the Election Notice on which the purchase pursuant to this Section 9.3(b) shall be consummated; provided, however, that with respect to a purchase subject to Section 9.4(b) below, the closing shall be consummated within the later of sixty (60) days following the determination of value by the Cash Value Appraiser or one hundred twenty (120) days from the delivery of the Election Notice and; provided further, that the parties shall exercise commercially reasonable best efforts to negotiate, execute and deliver appropriate documentation (in form and substance acceptable to FinCo) to evidence such purchase.

(c) The failure of FinCo or its designee to deliver a timely Election Notice shall constitute a waiver of the Purchase Right to which FinCo is entitled pursuant to this ARTICLE IX.

(d) If FinCo fails to timely exercise the Purchase Right, the applicable selling entity may consummate the sale to the Title Underwriter specified in the Transfer Notice on the terms and conditions set forth in the Transfer Notice within ninety (90) days after the Election Notice was first delivered to FinCo. If the applicable selling entity fails to consummate the sale to the Title Underwriter specified in the Transfer Notice within such ninety (90) day period, then the Purchase Right will be reinstated in full force and effect.

Section 9.4 Purchase Price. If FinCo or its designee exercises the Purchase Right, the purchase price will be determined as follows:

(a) If FinCo or its designee elects to purchase the same entity or collection of Assets that is the subject of the Transfer Notice (or is otherwise the subject of the transaction that resulted in a Triggering Event), then the purchase price for such entity or Assets shall be the

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amount agreed upon with such Title Underwriter (as set forth in the Transfer Notice).

(b) If FinCo or its designee elects to purchase an entity or collection of Assets that is not the entity or collection of Assets that is the subject of the Transfer Notice (or is otherwise the subject of the transaction that resulted in a Triggering Event) (the “Non-Cash Consideration”), or if the Purchase Right with respect to such entity or Assets arises from a FACL Change in Control, then the Parties shall designate a mutually acceptable appraiser who is not affiliated with either FAC or FinCo and has substantial professional experience with regard to the valuation of the Non-Cash Consideration involved, and if they cannot agree on an appraiser within twenty (20) days after the Election Notice is delivered, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing (the “Cash Value Appraiser”). The Cash Value Appraiser shall make the relevant determination of value of the Non-Cash Consideration as soon as practicable following the designation of the Cash Value Appraiser. Any decision of the Cash Value Appraiser shall be final, conclusive and binding, and neither FAC nor FinCo may contest any action by the other Party in accordance with the decision of the Cash Value Appraiser. All fees, costs and expenses of the Cash Value Appraiser relating to the procedures set forth in this ARTICLE IX shall be governed by Section 5.4 of this Agreement. FAC and FinCo each shall bear their own expenses.

(c) The purchase price as set forth in this Section 9.4 shall in all circumstances be paid in cash.

Section 9.5 No Lien. FAC and FinCo acknowledge and agree that nothing in this Agreement is intended to or shall constitute a lien on or a grant of a security interest in the Assets described in this ARTICLE IX.

Section 9.6 FAC Use of RES Database. Upon consummation of a transaction effected through a Purchase Right pursuant to this ARTICLE IX, all rights of FAC and any of its Subsidiaries to use the RES Database or any portion thereof shall cease.

Section 9.7 Transfer of Embodiments. In the event of the consummation of a transaction effected through a Purchase Right pursuant to this ARTICLE IX, FinCo and FAC will cooperate in the Transfer of the embodiments of the RES Database in such form and on such media as FinCo may reasonably request within a reasonable time after such transaction is consummated.

Section 9.8 Transferees. Notwithstanding any provision herein to the contrary, FAC and FACL shall not, and FAC shall cause its Subsidiaries not to, Transfer the RES Database or any portion thereof unless the transferee shall execute an agreement agreeing to be bound by the provisions of this ARTICLE IX; mutatis mutandis, including, without limitation, the obligation to cause any further transferee to be similarly bound.

Section 9.9 Effect of Not Following Procedure. Any sale, Transfer or other disposition of the RES Database, either directly or indirectly, not in accordance with the foregoing procedures of this ARTICLE IX shall be null and void and of no force and effect.

Section 9.10 FinCo Assignment; Change in Control. FinCo’s rights under this ARTICLE IX shall not be assignable, in whole or in part, and shall automatically terminate upon

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a Change in Control of FinCo.

Section 9.11 Remedies. Notwithstanding anything in this Agreement to the contrary, the Parties recognize that the performance of the obligations by FAC and its Affiliates under this ARTICLE IX are special, unique and extraordinary in character, and that in the event of the breach by FAC and/or its Affiliates of the terms and conditions of this ARTICLE IX, FinCo shall be entitled, if it so elects, to institute and prosecute proceedings to enforce the specific performance thereof pursuant to Section 14.20 by FAC or its Affiliates or to enjoin FAC and/or its Affiliates from consummating any transaction that would result in the direct or indirect Transfer of the RES Database.

ARTICLE X.

INDEMNIFICATION

Section 10.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 10.1(c), (ii) as may be otherwise expressly provided in this Agreement, any Ancillary Agreement or in connection with any Continuing Arrangements and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this ARTICLE X, each Party, for itself and each member of its Group, its Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of its Group (in their respective capacities as such), in each case, together with its heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the other Party and the members of the other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of any member of such other Party (in their respective capacities as such), in each case, together with its heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Plan of Separation and all other actions taken to implement the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b) The Parties represent, warrant and agree that they have been fully advised of the content of Section 1542 of the Civil Code of the State of California, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially effected his settlement with the debtor.” The Parties hereby expressly waive and relinquish all rights and benefits under that section and any Law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement.

(c) Nothing contained in Section 10.1(a) and Section 10.4(a) shall impair or otherwise affect any right of either Party, and as applicable, a member of either Party’s Group, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or any Ancillary Agreement. In addition, nothing contained in Section 10.1(a) shall release any person from:

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(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including, with respect to FAC, any FAC Retained Liability and, with respect to FinCo, any FinCo Liability;

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from or on behalf of a member of the other Group prior to the Effective Time;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(v) any Liability with respect to a Contingent Shared Liability pursuant to ARTICLE VII;

(vi) any Liability with respect to any Continuing Arrangements;

(vii) any Liability surrounding the exchange or provision of Information pursuant to this Agreement, as set forth in Section 2.5(a);

(viii) any Liability resulting from the rights of a minority partner, member or shareholder with respect to any minority interest Contract, as set forth in Section 2.5(b); and

(ix) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this ARTICLE X and, if applicable, the appropriate provisions of the Ancillary Agreements.

In addition, nothing contained in Section 10.1(a) shall release FAC from indemnifying any director, officer or employee of FinCo who was a director, officer or employee of FAC or any of its Affiliates on or prior to the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(d) Each Party shall not, and shall not permit any member of its Group to make, any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 10.1(a), with respect to

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any Liabilities released pursuant to Section 10.1(a).

(e) It is the intent of each Party, by virtue of the provisions of this Section 10.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between or among either Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as specifically set forth in Section 10.1(a) and Section 10.1(c). At any time, at the reasonable request of the other Party, a Party shall cause each member of its respective Group and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 10.1, to execute and deliver releases reflecting the provisions hereof.

Section 10.2 Indemnification by FAC.

(a) Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement or with respect to any Continuing Arrangement, following the Distribution Date, FAC shall and shall cause the other members of the FAC Group to indemnify, defend and hold harmless the FinCo Indemnitees from and against any and all Indemnifiable Losses of the FinCo Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (i) the FAC Retained Liabilities or alleged FAC Retained Liabilities (as alleged by a third party) or (ii) any breach by FAC of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

(b) FAC shall indemnify and hold harmless FinCo, FATICO, each underwriter with respect to Registrable Securities and each of their respective officers, directors, employees and agents and each Person who controls FinCo, FATICO or such underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, preliminary prospectus or Prospectus, including any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or Liabilities relate to any untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to FAC by FinCo, FATICO or any underwriter expressly for use therein.

Section 10.3 Indemnification by FinCo.

(a) Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement or with respect to any Continuing Arrangement, FinCo shall and shall cause the other members of the FinCo Group to indemnify, defend and hold harmless the FAC Indemnitees from and against any and all Indemnifiable Losses of the

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FAC Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (i) the FinCo Liabilities or alleged FinCo Liabilities (as alleged by a third party) or (ii) any breach by FinCo of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

(b) FinCo shall and shall cause FATICO to indemnify and hold harmless FAC, its directors, its officers who sign any Registration Statement and each Person, if any, who controls FAC within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from FAC to FinCo and FATICO (but not in an amount exceeding the net proceeds to FinCo and FATICO from the offering of any Registrable Securities pursuant to such Registration Statement), but only with reference to information relating to FinCo or FATICO furnished in writing by FinCo or FATICO to FAC expressly for use in any Registration Statement, preliminary prospectus, or Prospectus, including any amendment or supplement thereto.

Section 10.4 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 10.4(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b) Third Party Claims.

(i) If a claim or demand is made against a FAC Indemnitee or a FinCo Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall, in writing and in reasonable detail, and promptly (and in any event within fifteen (15) days) after receipt by such Indemnitee of written notice of a Third Party Claim, provide notice of such Third Party Claim to the Party (and, if applicable, the Managing Party) that is or may be required pursuant to this ARTICLE X or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”). If either Party shall receive notice or otherwise learn of the assertion of a Third Party Claim that may reasonably be determined to be a Contingent Shared Liability, such Party, as appropriate, shall give the Managing Party (as determined pursuant to ARTICLE VII) written notice thereof within fifteen (15) days after such Person becomes aware of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to

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the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(ii) Other than in the case of (A) a Contingent Shared Liability (the defense of which shall be assumed and controlled by the Managing Party as provided for in ARTICLE VII), (B) indemnification pursuant to the Tax Sharing Agreement or (C) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be assumed and controlled by the beneficiary Party), an Indemnifying Party shall assume and control the defense of any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel (which counsel is reasonably acceptable to the applicable Indemnitees), within thirty (30) days of the receipt of such notice from such Indemnitees. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s Expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided further, that if (x) the Third Party Claim is not a Contingent Shared Liability and (y) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(iii) Other than in the case of a Contingent Shared Liability, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(iv) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not a Contingent Shared Liability (with any Contingent Shared Liability handled in accordance with ARTICLE VII) without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

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(v) In the case of a Third Party Claim (except for any Third Party Claim that is a Contingent Shared Liability which, with respect to the subject matter of this Section 10.4(b)(v), shall be governed by Section 7.4), no Indemnifying Party shall consent to entry of any judgment or entry into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is a Contingent Shared Liability, such matters are addressed in ARTICLE VII.

(vi) For the avoidance of doubt, and pursuant to Section 7.7, the Litigation Management Agreement (and not the provisions of this Section 10.4(b)) shall govern with respect to all Third Party Claims specifically set forth in the Litigation Management Agreement or covered by the terms thereof.

(c) Absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this ARTICLE X shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have against any Indemnifying Party with respect to the foregoing other than under this ARTICLE X.

Section 10.5 Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that is not a Contingent Shared Liability and that implicates both Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Each of FAC and FinCo agrees that at all times from and after the Effective Time, if an Action is commenced by a third party with respect to which FAC (or any member of the FAC Group), on one hand, and FinCo (or any member of the FinCo Group), on the other hand, is a nominal defendant or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable best efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 10.6 Indemnification Payments. Indemnification required by this ARTICLE X shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

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Section 10.7 Contribution.

(a) If the indemnification provided for herein, including in respect of any Contingent Shared Liability, is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of the Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to Information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to Information and opportunity to correct or prevent such statement or omission.

(b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 10.7 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 10.7(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 10.7(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 10.8 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification or contribution pursuant to this ARTICLE X including, for the avoidance of doubt, in respect of any Contingent Shared Liability, will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any tax benefits actually realized in accordance with, and subject to, the principles set forth or referred to in the Tax Sharing Agreement, and increased in accordance with, and subject to, the principles set forth in the Tax Sharing Agreement. Accordingly, the amount that any Indemnifying Party is required to pay to any Indemnitee pursuant to this ARTICLE X will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

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(b) The Parties acknowledge that the indemnification and contributions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable best efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Indemnifiable Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this ARTICLE X; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 10.9 Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this ARTICLE X shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b) The rights and obligations of each Party and its respective Indemnitees under this ARTICLE X shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

(c) Each Party shall, and shall cause the members of its respective Group to, preserve and keep in their possession their Records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, claims, demands, actions, and email files and backup tapes regarding any of the foregoing as such pertain to any period prior to the Distribution Date, whether in electronic form or otherwise, until the date on which such Records are no longer required to be retained pursuant to such Party’s applicable record retention policy and schedules as in effect immediately prior to the Distribution Date or as modified in good faith thereafter; provided, however, to the extent the Tax Sharing Agreement provides for a longer period of retention of Tax Records, such longer period as provided in the Tax Sharing Agreement shall control.

ARTICLE XI.

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 11.1 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to ARTICLE X (in which event the provisions of such Article will govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Sharing Agreement will govern) and without limiting the applicable provisions of ARTICLE VII, and subject to appropriate restrictions for classified, privileged or confidential information:

(a) After the Effective Time, upon the prior written request by FinCo for specific and identified Information that relates to (i) FinCo or the conduct of the FinCo Business

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up to the Distribution Date, or (ii) any Ancillary Agreement to which FAC and FinCo are parties, FAC shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if FinCo has a reasonable need for such originals) in the possession or control of FAC or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of FinCo.

(b) After the Distribution Date, upon the prior written request by FAC for specific and identified Information which relates to (i) FAC or the conduct of the FAC Retained Business up to the Distribution Date, or (ii) any Ancillary Agreement to which FinCo and FAC are parties, FinCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if FAC has a reasonable need for such originals) in the possession or control of FinCo or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of FAC.

Section 11.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to ARTICLE X (in which event the provisions of such Article will govern) or for access with respect to tax matters (in which event the provisions of the Tax Sharing Agreement will govern) and without limiting the applicable provisions of ARTICLE VII, from and after the Effective Time, each of FAC and FinCo shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or Confidential Information, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (a) such other Party or the conduct of its business prior to the Effective Time or (b) any Ancillary Agreement to which the Party requesting such access and the Party requested to grant such access are parties. Nothing in this Section 11.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use commercially reasonable best efforts to seek to obtain such third party Consent to the disclosure of such Information.

Section 11.3 Witness Services. At all times from and after the Effective Time, each of FAC and FinCo shall use its commercially reasonable best efforts to make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants and agents as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (b) there is no conflict in the Action between the Parties. A Party providing a witness to the other Party under this Section 11.3 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees that would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 11.4 Reimbursement; Other Matters. Except to the extent otherwise

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contemplated by this Agreement (including pursuant to Section 7.3) or any Ancillary Agreement a Party providing Information or access to Information to the other Party under this ARTICLE XI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 11.5 Confidentiality.

(a) Notwithstanding any termination of this Agreement, for a period of five (5) years from the Effective Time, the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information (as defined herein) concerning the other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information and are informed of their obligation to hold such Information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against the other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect.

(c) Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by the other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the FinCo Business or the FAC Retained Business, as the case may be;

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provided, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 11.5(a). Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 14.9.

(d) Each Party acknowledges that it and the other members of its respective Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while part of the FAC Group. Each of the Parties will hold, and will cause the other members of it respective Group and their respective representatives to hold, in strict confidence the confidential and proprietary Information of third parties to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of the FAC Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

Section 11.6 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the FAC Group and the FinCo Group, and that each of the members of the FAC Group and the FinCo Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that, following the Effective Time, legal and other professional services will be provided that will be rendered solely for the benefit of FAC or FinCo, as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) FAC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the FAC Retained Business, whether or not the privileged Information is in the possession of or under the control of FAC or FinCo. FAC shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting FAC Retained Liabilities, now pending or that may be asserted in the future, in any lawsuits or other proceedings initiated against or by FAC, whether or not the privileged Information is in the possession of or under the control of FAC or FinCo; and

(ii) FinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the FinCo Business, whether or not the privileged Information is in the possession of or under the control of FAC or FinCo. FinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting FinCo Liabilities, now pending or that may be asserted in the future, in any lawsuits or other proceedings initiated against or by FinCo, whether or not the privileged Information is in the

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possession of or under the control of FAC or FinCo.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 11.6, with respect to all privileges not allocated pursuant to the terms of Section 11.6(b). All privileges relating to any claims, proceedings, litigation, disputes or other matters that involve both FAC and FinCo in respect of which both Parties retain any responsibility or Liability under this Agreement shall be subject to a shared privilege among them.

(d) Except as provided in Section 11.6(e) or Section 11.6(f) below, neither Party may waive any privilege that could be asserted under any applicable Law, and in which the other Party has a shared privilege, without the consent of the other Party, which consent shall not be unreasonably withheld or delayed or as. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among the Parties or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the Parties and/or the members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of a Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by a Party or by any Subsidiary thereof of any subpoena, discovery or other request that arguably calls for the production or disclosure of Information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if a Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 11.6 or otherwise to prevent the production or disclosure of such privileged Information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of FAC and FinCo as set forth in Section 11.5 and this Section 11.6, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Section 7.3, Section 10.5, Section 11.1 and Section 11.2 hereof, the agreement to provide witnesses and individuals

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pursuant to Section 7.3, Section 10.5, and Section 11.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 7.3 and Section 10.5 hereof, and the transfer of privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(i) Notwithstanding any provision to the contrary in this Section 11.6, the Audit Management Party (as defined in the Tax Sharing Agreement) shall have the authority to disclose or not disclose, in its sole discretion, any and all privileged Information to (i) any Taxing Authority (as defined in the Tax Sharing Agreement) conducting a Tax Contest or (ii) to third parties in connection with the defense of a Tax Contest, including, expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of the Audit Management Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 11.7 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this ARTICLE XI shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or any other rights in any such Information.

Section 11.8 Other Agreements. The rights and obligations granted under this ARTICLE XI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE XII.

DISPUTE RESOLUTION

Section 12.1 Negotiation Period.

(a) In the event of a controversy, dispute or claim arising out of, in connection with or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the general counsels and chief financial officers of each Party and such other executive officers as each Party invites shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed thirty (30) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”). If the general counsels, chief financial officers and such other invited executive officers are unable to resolve the Agreement Dispute within such time frame, the general counsels, chief financial officers and chief executive officers of each Party shall negotiate for an additional period not to exceed fifteen (15) days; provided, however, that in the event of any arbitration in accordance

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with Section 12.2 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline, under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates, occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

(b) Notwithstanding the foregoing, in the event an Agreement Dispute arises from a matter governed by the Litigation Management Agreement, the general counsels of each Party shall first negotiate on their own for a period of time not to exceed thirty (30) days from the time of receipt by a Party of a Dispute Notice. If the general counsels are unable resolve such Agreement Dispute within the thirty (30) day time frame, then negotiations will commence pursuant to the process set forth in Section 12.1(a).

Section 12.2 Arbitration. Subject to Section 12.8, if the Agreement Dispute has not been resolved for any reason after the negotiation period, such Agreement Dispute shall be determined, at the request of any Party, by arbitration conducted in Orange County, California, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, except as modified herein (the “Rules”). Each Party shall submit a list of three (3) proposed arbitrators to the other Party and the Parties shall negotiate to appoint a mutually agreed upon arbitrator within thirty (30) days. If an arbitrator is not timely appointed by the Parties under this Section 12.2, the arbitrator shall be appointed by JAMS in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this ARTICLE XII shall be determined by the arbitrator. In resolving any Agreement Dispute, the Parties intend that the arbitrator shall apply the substantive Laws of the State of California, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group, to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award in any court of competent jurisdiction, including any federal or state court in California. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages in accordance with Section 12.3, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim). Notwithstanding the foregoing, nothing in this Section 12.2 shall be deemed to preclude a Party from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 12.3 Arbitration with Respect to Monetary Damages. Subject to Section 12.8, in the event the Agreement Dispute involves (a) valuation of a Liability under (i) this Agreement, (ii) any Ancillary Agreement or (iii) any other agreement entered into by the Parties pursuant to this Agreement or any Ancillary Agreement, (b) an amount in controversy in an Agreement

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Dispute or (c) an amount of damages following a determination of Liability, the arbitration shall proceed in the following manner: Each Party shall submit to the arbitrator and exchange with each other, on a schedule to be determined by the arbitrator, a proposed valuation, amount or damages, as the case may be, together with a statement, including all supporting documents or other evidence upon which it relies, setting forth such Party’s explanation as to why its proposal is reasonable and appropriate. The arbitrator, within fifteen (15) days of receiving such proposals and supporting documents, shall choose between the proposals and shall be limited to awarding only one of the proposals submitted.

Section 12.4 Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration. The parties involved in the proceeding may agree in writing to extend the arbitration period if necessary to appropriately resolve the Agreement Dispute.

Section 12.5 Treatment of Negotiations and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to any negotiation, conference, arbitration, discussion or arbitration award pursuant to this ARTICLE XII and all such matters shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed (a) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (b) to the extent otherwise required by Law or stock exchange rule. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable, shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent a Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

Section 12.6 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE XII with respect to all matters not subject to such dispute resolution.

Section 12.7 Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

Section 12.8 Exception to Arbitration. Notwithstanding anything in this ARTICLE XII

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to the contrary, in the event that the matters described on Schedule 12.8 (Exceptions to Arbitration) have been fully and finally completed, including the exhaustion of all appeals, if the Agreement Dispute has not been resolved for any reason after the negotiation period, such Agreement Dispute may be subject to litigation in accordance with Section 14.19 and Section 14.21.

ARTICLE XIII.

INSURANCE

Section 13.1 Policies and Rights Included Within Assets. The FinCo Assets shall include (a) any and all rights of an insured Party under each of the FinCo Shared Policies, subject to the terms of such FinCo Shared Policies and any limitations or obligations of FinCo contemplated by this ARTICLE XIII, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, Liabilities, damages and expenses that occurred or are alleged by any Party to have occurred, in whole or in part, prior to the Distribution Date in connection with the conduct of the FinCo Business, regardless of whether any suit, claim, action or proceeding is brought before or after the Distribution Date or, to the extent any claim is made against FinCo or any of its Subsidiaries, the conduct of the FAC Retained Business, and that actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, Liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such FinCo Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such FinCo Shared Policies to FinCo, and (b) the FinCo Policies.

Section 13.2 [Reserved]

Section 13.3 [Reserved]

Section 13.4 Administration; Other Matters.

(a) Administration. Unless otherwise provided in writing between the Parties, from and after the Effective Time, FAC shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration under such Shared Policies with respect to Contingent Shared Liabilities, FAC Retained Liabilities and FinCo Liabilities; provided, that FinCo shall be responsible for all such Insurance Administration and Claims Administration when the relevant aspects of such Shared Policies relate exclusively to the FinCo Business or a member of the FinCo Group; provided further, that the retention of such responsibilities by FAC is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement and; provided further, that FAC’s retention of the administrative responsibilities for the Shared Policies shall not relieve FinCo of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of FinCo’s authority to settle any such Insured Claim within any period or amount permitted or required by the relevant Policy. FAC may discharge its administrative responsibilities under this Section 13.4 by contracting for the provision of services by independent parties. Each Party shall pay

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any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs, including defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of FAC related to Claims Administration and Insurance Administration, are not covered under such Policies. Each Party shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

(b) Allocation of Insurance Proceeds. Unless otherwise provided in writing between the Parties, Insurance Proceeds received with respect to suits, occurrences, claims, costs and expenses covered under the Shared Policies shall be paid to FAC with respect to FAC Retained Liabilities and to FinCo with respect to FinCo Liabilities. In the event that the aggregate limits on any Shared Policies are exhausted by the payment of Insured Claims by the Parties, the Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total insured claim or claims that were covered under such Shared Policy (their “Allocable Portion of Insurance Proceeds”), and any Party that has received Insurance Proceeds in excess of such Party’s Allocable Portion of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its Allocable Portion of Insurance Proceeds. Each of the Parties agrees to use commercially reasonable best efforts to maximize available coverage under those Shared Policies applicable to it for the benefit of both Parties, and to take all commercially reasonable steps to recover from all other responsible parties (except the Parties) in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(c) Allocation of Aggregate Deductibles. In the event that both Parties have insured claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the total deductible paid shall be borne by the Parties in the same proportion that the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “Allocable Share of the Deductible”), and if either Party has paid more than its Allocable Share of the Deductible such Party shall be entitled to receive from the other Party an appropriate amount such that each Party will only have to bear its Allocable Share of the Deductible.

Section 13.5 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both Parties exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this ARTICLE XIII shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 13.6 Cooperation. The Parties agree to use their commercially reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 13.7 Certain Matters Relating to FAC’s Organizational Documents. For a period of six (6) years from the Distribution Date, FAC’s Articles of Incorporation, as amended, and Bylaws, as amended, shall contain provisions no less favorable with respect to

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indemnification than are set forth in FAC’s Articles of Incorporation and Bylaws immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any member of the FAC Group or the FinCo Group, unless such modification shall be (a) pursuant to the reincorporation of FAC as a Delaware corporation or (b) required by Law (and then only to the minimum extent required by Law).

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules hereto, and the Ancillary Agreements and any side agreement the Parties may enter into regarding insurance, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control; provided, that with respect to any Conveyancing and Assumption Instrument, this Agreement shall control unless specifically stated otherwise in such Conveyancing and Assumption Instrument. Except as expressly set forth in this Agreement or any Ancillary Agreement: (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Sharing Agreement; and (b) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Sharing Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Sharing Agreement shall govern; provided, however, that the Parties’ rights and obligations with respect to the Purchase Right set forth in ARTICLE IX shall be governed solely by ARTICLE IX and not by the Tax Sharing Agreement.

Section 14.2 Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 14.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Party.

Section 14.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 14.5 Expenses. Except as otherwise provided (a) in this Agreement (including with respect to Specified Shared Expenses, responsibility for which is allocated pursuant to

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Section 5.4), or (b) in any Ancillary Agreement, the Parties agree that all other expenses shall (i) to the extent incurred and payable prior to the Distribution Date, be paid by FAC and (ii) to the extent any such Expenses arise and are payable by any Party following the Distribution Date, be paid by such Party. Notwithstanding the foregoing, each Party shall be responsible for (and reimburse the other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party), its own internal fees, costs and expenses (e.g., salaries of personnel working in its respective Business) incurred in connection with the Plan of Separation.

Section 14.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.6):

To FAC:

4 First American Way

Santa Ana, CA 92707

Attn: General Counsel

Facsimile: (714) 250-6917

To FinCo:

1 First American Way

Santa Ana, CA 92707

Attn: General Counsel

Facsimile: (714) 250-3325

Section 14.7 Waivers and Consents. The failure of either Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by either Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent.

Section 14.8 Amendments. Subject to the terms of Section 14.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties.

Section 14.9 Assignment. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party, without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or in connection with the sale by such Party of all or substantially all of its Assets; provided, further, that the surviving entity of such merger or the transferee of such

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Assets shall agree in writing, in form reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 14.10 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 14.11 Certain Termination and Amendment Rights. This Agreement (including ARTICLE X hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of FAC without the approval of FinCo or the shareholders of FAC. In the event of such termination, neither Party shall have any liability of any kind to the other Party or any other Person. After the Distribution Date, this Agreement may not be terminated or amended except by an agreement in writing signed by FAC and FinCo.

Notwithstanding the foregoing, ARTICLE X shall not be terminated or amended after the Effective Time in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person.

Section 14.12 Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement (including with respect to certain default payments described in Section 7.6) or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus four percent (4%) (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 14.13 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of a Party to successfully pursue indemnification, contribution or payment pursuant to ARTICLE VII and ARTICLE X).

Section 14.14 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such

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Party on and after the Distribution Date.

Section 14.15 Third Party Beneficiaries. Except (a) as provided in ARTICLE X relating to Indemnitees and for the release under Section 10.1 of any Person provided therein, (b) as provided in Section 13.7 relating to the directors, officers, employees, fiduciaries or agents provided therein and (c) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 14.16 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 14.17 Exhibits and Schedules. The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 14.18 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of California, without regard to the conflict of laws principles thereof.

Section 14.19 Consent to Jurisdiction. Subject to the provisions of ARTICLE X hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the state courts of California, or (b) the United States District Court for the Central District of California (the “California Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with ARTICLE XII or to prevent irreparable harm, and to the non-exclusive jurisdiction of the California Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the California Courts with respect to any matters to which it has submitted to jurisdiction in this Section 14.19. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the California Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 14.20 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 14.21 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO

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A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.21.

Section 14.22 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 14.23 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 14.24 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 14.25 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.4; Section 7.3; Section 8.2; Section 10.3; and Section 10.4).

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE FIRST AMERICAN CORPORATION

By:	/s/ Anand Nallathambi
Name:	Anand Nallathambi
Title:	Executive Vice President

FIRST AMERICAN FINANCIAL CORPORATION

By:	/s/ Dennis J. Gilmore
Name:	Dennis J. Gilmore
Title:	Chief Executive Officer

Acknowledged and Agreed with Respect to Article IX:

FIRST AMERICAN CORELOGIC, INC.

By:	/s/ Stergios Theologides
Name:	Stergios Theologides
Title:	Senior Vice President

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